     As filed with the Securities and Exchange Commission on July 17, 2001.
================================================================================
                                                      Registration No. 333-62210
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          BARNES & NOBLE, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                              06-1196501
      (State or other jurisdiction of               (I.R.S. Employer
      incorporation or organization)               Identification No.)

                                122 Fifth Avenue
                            New York, New York 10011
                                 (212) 633-3300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _______________________

                                 Leonard Riggio
                Chairman of the Board and Chief Executive Officer
                            BARNES & NOBLE, INC.
                                122 Fifth Avenue
                            New York, New York 10011
                                 (212) 633-3300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            _______________________

                                   Copies To:
               Robinson Silverman Pearce Aronsohn & Berman LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                         Attention: Jay M. Dorman, Esq.
                          Telephone No.: (212) 541-2000
                          Facsimile No.: (212) 541-4630
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

     If the only  securities  being  registered  on this Form are being  offered pursuant to dividend or interest  reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

     If this Form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier effective registration statement for the same offering: [ ]

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier effective  registration  statement for the same offering: [ ]

     If delivery of the  prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

     The Registrant  hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.

The  information  in this  prospectus is not complete and may be changed.  These securities  may not be sold  until the  registration  statement  filed  with the
Securities Exchange Commission is effective.  This prospectus is not an offer to sell these  securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION DATED JULY 17, 2001

                            BARNES & NOBLE, INC.

                                  $300,000,000
                  5.25% Convertible Subordinated Notes Due 2009
                                       and
     9,227,363 Shares of Common Stock issuable upon Conversion of the Notes

                            _______________________

     We issued the notes in private  placements in March 2001.  This  prospectus will be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of the notes.

     We will pay  interest  on the  notes on March 15 and  September  15 of each year. The first  interest  payment will be made on September 15, 2001. The notes will mature on March 15, 2009.

     The notes are  convertible at any time prior to maturity,  at the option of the holders,  into shares of our common stock, at a conversion  price of $32.512 per share,  subject to certain  adjustments.  The notes are  subordinated to our senior indebtedness and structurally  subordinated to all indebtedness and other liabilities of our subsidiaries.

     We may redeem the notes on or after March 20, 2004.  Holders may require us to repurchase the notes upon a change in control.

     Our common stock is listed on the New York Stock  Exchange under the symbol
"BKS." The last  reported  sale price of our common  stock on The New York Stock
Exchange on July 16, 2001 was $40.60 per share.

     The Securities  offered in this  Prospectus  involve a high degree of risk.
See "Risk Factors" beginning on page 4.

     NEITHER THE  SECURITIES AND EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS  IS TRUTHFUL OR  COMPLETE.  ANY  REPRESENTATION  TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                  The date of this Prospectus is _______, 2001.

     YOU SHOULD RELY ONLY ON THE  INFORMATION  CONTAINED IN OR  INCORPORATED  BY
REFERENCE IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
DIFFERENT  INFORMATION.  WE ARE NOT MAKING AN OFFER OF THESE  SECURITIES  IN ANY
STATE  WHERE  THE  OFFER  IS NOT  PERMITTED.  YOU  SHOULD  NOT  ASSUME  THAT THE
INFORMATION  CONTAINED IN OR  INCORPORATED  BY REFERENCE IN THIS  PROSPECTUS  IS
ACCURATE  AS OF ANY DATE  OTHER  THAN THE DATE ON THE FRONT OF THIS  PROSPECTUS,
REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                                                           Page

SUMMARY......................................................................1

RISK FACTORS.................................................................4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     UNLESS STATED  OTHERWISE,  REFERENCES  IN THIS  PROSPECTUS TO "BARNES &
NOBLE,"  "WE,"  "US," OR "OUR" REFER TO BARNES  &  NOBLE,  INC.,  A DELAWARE
CORPORATION, AND ITS SUBSIDIARIES.

                                      -i-

                                     SUMMARY

     This  summary is not  complete  and may not contain all of the  information that you should consider before making an investment  decision.  You should read this entire Prospectus  carefully,  including the "Risk Factors" section and the financial  statements and notes to these statements contained or incorporated by reference in this  Prospectus or in our filings with the Securities and Exchange
Commission. All store counts are as of February 3, 2001.

                               Barnes & Noble

     We are the nation's  largest  bookseller*,  with 908  bookstores  in all 50 states and the District of Columbia.  Over the last 30 years, we have endeavored to make the Barnes &  Noble name synonymous  with "books." Our  book-selling business  consists  principally  of the retail sale of trade books,  mass market paperbacks,  children's books, bargain books and magazines.  We operate 569 book
"super" stores under the trade names Barnes &  Noble  Booksellers,  Bookstop and Bookstar, which together, for fiscal year 2000, generated 87.6% of our total bookstore  sales.  We also  operate 339  smaller  stores,  primarily  located in shopping  malls,  under  the B.  Dalton  Bookseller,  Doubleday  Book  Shops and
Scribner's  Bookstore  trade  names.  Our  Barnes  &  Noble  brand  and  our bookstores are  complemented by the extensive  reach of Barnes &  Noble.com,
one  of  the  largest  online   booksellers  in  the  world,  of  which  we  own
approximately  36%. In addition,  we are the nation's  largest operator of video game and entertainment  software specialty stores,  with 978 locations under the
Babbage's, Software Etc., GameStop, and FuncoLand trade names.

     We are the largest operator of book superstores in the United States*.  Our superstores  offer a unique  "community"  atmosphere  by providing  products and services designed to make our stores neighborhood institutions.  Our superstores range in size from 10,000 to 60,000 square feet,  with stores opening within the past four years averaging  25,000 square feet. Our typical  superstore  offers a comprehensive title base tailored to the individual market,  ranging from 60,000 to 200,000 titles, a caf&eacute;,  a children's  section, a music department and a magazine department. These product offerings,  together with a calendar of ongoing events, including author appearances and children's activities, foster a community  atmosphere which we believe drives customer  traffic and sales.  They also promote  customer  loyalty,  provide  word-of-mouth  publicity and generate media coverage. We are the nation's  second-largest operator of specialty coffee caf&eacute;s,  a leading specialty  magazine retailer and a leading retailer of classical,  jazz and showtune music.  Readers' Advantage,  our new membership loyalty program,  gives our members an additional 10% discount in our stores and a 5% discount on the Barnes &  Noble.com Web site.  Readers'  Advantage also offers other benefits and invitations to member-only events.

     As a result of our  acquisition of Babbage's Etc. in October 1999 and Funco in June  2000,  we are the  nation's  largest  video  game and PC  entertainment specialty retailer.  We own and operate 978 stores,  ranging in size from 500 to
5,000 square feet (averaging 1,500 square feet),  under the Babbage's,  Software
Etc.,  GameStop and  FuncoLand  brands as well as through the  gamestop.com  Web site.  Additionally,  we  own  Game  Informer,  one of the  largest  video  game magazines  with a  circulation  of over  200,000.  (We refer to this part of our business  in this  prospectus  as our video  game and  entertainment  segment or
VG&E  segment.) We are well positioned to take advantage of this growing retail segment.  Our mall stores are targeted  toward 14-to-34  year-old men and women who are educated,  computer  literate,  are in upper income levels and are consumers of information, education and entertainment products. Our strip center stores are  targeted  toward a  budget-conscious,  broader  demographic  base of consumers.

     Barnes & Noble.com ranks among the world's top e-commerce sites. Barnes
&  Noble.com is the premier  bookseller  on the America  Online  proprietary network  and on the  Yahoo!  directory  and is a  featured  merchant  on  Yahoo!
Shopping.  We own  approximately 36% of Barnes &  Noble.com.  Our partner in
this  venture,   Bertelsmann  AG,  also  owns   approximately   36%  and  public
stockholders   own  the   remainder.   We  consider   Barnes   &   Noble.com
_____________________

*    Based on information reported in trade publications and public filings.

                                      -1-

to be an  important  broadcast  channel for the Barnes  &  Noble  brand.  In
October 2000, we announced plans to leverage Barnes & Noble.com's technology and distribution  channels in our stores.  We account for our interest in Barnes
& Noble.com under the equity method of accounting.

     Our principal  executive offices are located at 122 Fifth Avenue, New York,
New York 10011. Our telephone  number is (212) 633-3300.  We maintain a Web site on the Internet at www.barnesandnobleinc.com.  Our Web site, and the information contained on it, are not to be considered part of this prospectus.

                                      -2-

                                  The Offering

     The  following is a brief summary of some of the terms of the notes offered for resale in this prospectus.  For a more complete  description of the terms of the notes, see "Description of Notes" in this prospectus.

Securities
 offered            $300,000,000 aggregate principal amount of 5.25% Convertible
                    Subordinated Notes due March 15, 2009.

Interest            The notes  will bear  interest  at an annual  rate of 5.25%.
                    Interest  is  payable on March 15 and  September  15 of each year, beginning September 15, 2001.

Maturity date       March 15, 2009

Conversion
 rights             Holders  may  convert all or some of their notes at any time
                    prior  to  the  close  of  business  on  the   business  day
                    immediately  preceding  the  maturity  date at a  conversion price of $32.512 per share. The initial  conversion price is equivalent to a conversion rate of 30.7579 shares per $1,000 principal  amount of notes.  The conversion price is subject to  adjustment.  Upon  conversion,  you will not receive any cash representing accrued interest.

Optional
 redemption         We may redeem the notes on or after March 20,  2004, at the redemption prices set forth in this prospectus.

Change in
 control            Upon a change  in  control,  we may be  required  to make an offer to purchase  each  holder's  notes at a price equal to
                    100% of the  principal  amount  thereof,  plus  accrued  and unpaid interest, if any, to the date of purchase.

Subordination       The notes  will be  unsecured  obligations  of Barnes  &
                    Noble,  Inc.  The  notes  will be  subordinated  in right of payment to all existing and future senior  indebtedness  and
                    structurally   subordinated   to  all   existing  and  other
                    indebtedness and other liabilities of our  subsidiaries.  As of February 3, 2001,  Barnes  &  Noble,  Inc. had senior
                    indebtedness of approximately  $666.9 million. The indenture governing the notes will not limit our or our  subsidiaries'
                    ability to incur senior indebtedness or other debt.

Use of proceeds     We will not receive any of the proceeds from the sale by the selling  securityholders  of the notes or the  common  stock underlying the notes.

     Investment  in the notes  involves  certain  risks.  You  should  carefully consider  the  information  under  "Risk  Factors"  beginning  on page 4 of this prospectus.

                                      -3-

                                  RISK FACTORS

     You should carefully  consider the risks described below before  purchasing the notes or common stock  underlying the notes.  If any of the following  risks actually  occurs,  our  business,  financial  condition  or  results  of  future operations could be materially and adversely affected. In such case, the trading price of the notes and our common stock could decline, and you could lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and  uncertainties.  Our  actual  results  could  differ  materially  from those anticipated in these forward-looking  statements as a result of certain factors, including the risks faced by us described below.

                      Risk Factors Relating to Our Business

Intense  competition  from  traditional  retail  sources  and the  Internet  may adversely affect our business.

     The retail book business is highly competitive.  We face direct competition from other superstores, such as Borders Group and Books-A-Million.  We also face competition from mass merchandisers,  such as Wal-Mart and Costco, some of which may have greater  financial and other  resources than us. B. Dalton  Bookseller,
Doubleday Book Shops and Scribner's  Bookstores face direct competition from the
Walden division of Borders Group,  as well as regional  chains and  superstores.
Our  bookstores  also compete with  specialty  retail stores that offer books in
particular   subject  areas,   independent   single  store  operators,   variety
discounters,  drug stores, warehouse clubs, mail order clubs and other retailers offering books and music. In addition,  our bookstores may face competition from the expanding market for electronic books.

     The interactive entertainment industry is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions.
We compete with mass merchants and regional chains,  including  Wal-Mart,  Kmart and Target,  other video game and PC software  specialty stores located in malls
and  other  locations,   including  Electronics  Boutique,  toy  retail  chains,
including Toys 'R' Us and KB Toys, mail-order businesses, catalogs, direct sales by software  publishers,  online  retailers,  and computer  product and consumer electronics superstores, including Best Buy and Circuit City. In addition, video games are available for rental from many video  stores,  can be downloaded  from interactive sites accessible on the Internet and may also be distributed through other methods which may emerge in the future. Our VG&E segment also competes
with  sellers  of  previously  played  video  game  merchandise.   Some  of  our
competitors in the video game business have longer  operating  histories and may have greater  financial  resources than us.  Additionally,  our VG&E segment competes  with  other  forms  of  entertainment  activities,  including  movies, television, theater, sporting events and family entertainment centers.

     We also face competition  from the Internet.  The online commerce market is rapidly  evolving and  intensely  competitive,  with few  barriers to entry.  We believe that many small Web sites and several  large Web sites  currently  offer and sell most of the same products we offer.  Moreover,  companies  that control access to Internet commerce  transactions through network access or Web browsers currently  promote,  and  will  likely  continue  to  promote,  certain  of  our competitors.  We are aware that certain of our competitors have and may continue to adopt  aggressive  pricing  or  inventory  availability  policies  and devote substantially more resources to Web site and systems development than we do.

If we are unable to continue to open new superstores, our growth may decline.

     Our growth  depends  in part on our  ability  to open new  superstores.  We opened 38  superstores  in 1999 and 32  superstores  in 2000.  We intend to open approximately  40 to 45  superstores  in  fiscal  year  2001.  The  rate  of our expansion  will depend upon  several  factors,  including  general  economic and business conditions affecting consumer confidence and spending, the availability
of  desirable  locations,   the  negotiation  of  acceptable  lease  terms,  the
availability  of qualified  management  personnel  and our ability to manage the operational aspects of our

                                      -4-

growth.  The rate of our  expansion  will also depend upon the  availability  of adequate  capital,  which in turn  will  depend  in large  part  upon  cash flow generated by our business.

     Our future  results will depend on several  factors,  including  success in implementing our expansion  strategy.  If stores are opened at a lower rate than expected,  sales at new stores reach  targeted  levels more slowly than expected
(or fail to reach targeted  levels) or related overhead costs increase in excess of expected levels, our ability to successfully implement our expansion strategy would suffer. In addition,  we expect to open new superstores in certain markets in which we are already operating stores,  which could adversely affect sales at those  existing  stores.  We cannot assure you that we will sustain our expected rate of superstore growth or that we will achieve and sustain  acceptable levels of  profitability,  particularly as other leading national and regional book and music store chains develop and open superstores.

We may face limitations on our ability to integrate acquired businesses.

     We cannot  guarantee  that we will be able to  successfully  integrate  the businesses  that we have  acquired or may acquire into our existing  business or that any acquired businesses will be profitable.  The successful  integration of acquired businesses depends on our ability to manage these new businesses. If we are unable to do so, our business, financial condition and results of operations could be adversely affected.

Our  operations  and growth  strategy  depend on the  availability  of  adequate capital.

     Our  operations  and  growth  strategy   require  adequate   capital,   the
availability  of which  depends  on our  ability  to  generate  cash  flow  from operations,  borrow funds on  satisfactory  terms and raise funds in the capital markets.  We may need additional  seasonal  borrowing  capacity beyond the funds currently  available under our senior secured  revolving credit facility to fund our anticipated working capital requirements.

Our business is highly seasonal.

     Our business is highly seasonal with sales and earnings  generally  highest in the fourth  quarter  and lowest in the first  quarter.  During  fiscal  2000, approximately  36.7% of our  sales  and  approximately  69.5%  of our  operating income, excluding the effect of the impairment charge recorded at year-end, were generated in the fourth quarter.  Our results of operations depend significantly upon the holiday  selling season in the fourth  quarter.  If we experience  less than  satisfactory  net sales during the fourth  quarter,  we may not be able to sufficiently  compensate for lower  revenues  during the first three quarters of the year. Our expansion program generally is weighted with store openings in the second half of the fiscal year, which may increase the effect of seasonality.

The video game industry is dependent on new releases, which may cause significant fluctuation in our VG&E segment's results.

     Our VG&E business depends upon the continued introduction and supply of new and  enhanced  video  game and PC  hardware  and  interactive  entertainment software.  After a new generation system is introduced,  sales of new generation hardware and related titles steadily  increase,  while sales of prior generation hardware and related video game titles steadily decrease.  Our VG&E business could suffer due to the failure of  manufacturers  to introduce or supply new or
enhanced  video  game  systems,   a  decline  in  the  continued   technological
development  and use of  multimedia  PCs, the failure of software  publishers to develop popular game and  entertainment  titles for current or future generation game systems or PCs or the lack of the availability or timeliness of new product releases at our stores.

Our business is dependent upon consumer spending patterns.

     Sales of books  and video  games may  depend  upon  discretionary  consumer spending,  which  may be  affected  by  general  economic  conditions,  consumer confidence and other factors beyond our control.  A decline in
                                      -5-

consumer  spending on books and VG&E  products could have a material adverse effect on our financial condition and results of operations.

     In addition,  the interactive  entertainment  industry is  characterized by swiftly changing technology,  evolving industry standards,  frequent new product introductions  and rapid  product  obsolescence,  which  requires  us to respond quickly  to  technological  changes  and  to  understand  their  impact  on  our customers' preferences.  In particular, many video games and other entertainment software are readily available on the Internet.  If this technology continues to expand our customers'  ability to access  software  through other  sources,  the revenues and earnings of our VG&E segment could decline.

Delays in new product shipments may adversely affect VG&E financial results.

     Our VG&E  segment  relies heavily upon its suppliers to provide it with new  products as quickly as  possible.  The loss of any of our  suppliers  could reduce  our  product  offerings,  which  could  cause us to be at a  competitive disadvantage.  In addition,  the financial  performance of our VG&E  segment largely depends upon the business terms it can obtain from suppliers,  including competitive  prices,  unsold product  return  policies,  advertising  and market development  allowances,  freight  charges  and  payment  terms.  Our failure to maintain  favorable business terms with our suppliers could adversely affect our ability to offer products to consumers at competitive prices. To the extent that our distributors rely on overseas sources for a large portion of their products, any event  causing a disruption of imports,  including the  imposition of import restrictions in the form of tariffs or quotas or both and currency fluctuations, could hurt our business.

We may be unable to protect  our  intellectual  property,  which  could harm our brand and reputation.

     We regard  our  intellectual  property,  particularly  our  license  to the service mark for "Barnes & Noble," as critical to our marketing strategy. To protect our proprietary  rights,  we rely generally on copyright,  trademark and trade  secret laws.  We license the "Barnes  &  Noble"  service mark from an entity controlled by Leonard Riggio,  our chairman and chief executive  officer.
Our failure or  inability  to maintain or protect our  proprietary  rights could materially  decrease their value, and our brand and reputation could be impaired as a result.

Barnes & Noble.com faces various risks as an Internet retailer.

     We own approximately a 36% interest in Barnes & Noble.com. Barnes &
Noble.com  may require  additional  funding in the future to sustain or grow its business. We may choose to make additional investments in Barnes & Noble.com or enter into other arrangements with Barnes & Noble.com.

     Barnes & Noble.com's business risks include:

     •    risks associated with a limited operating history, accumulated deficit and anticipated losses;

     •    competition  from other  Internet-based  companies and  traditional retailers;

     •    risks associated with a failure to manage growth effectively;

     •    potential fluctuations in quarterly results;

     •    dependence on strategic alliances;

     •    risks of the Internet as a medium for commerce;

     •    risks associated with the need to keep pace with rapid technological change;

                                      -6-

     •    Internet security risks;

     •    risks of system failure or inadequacy;

     •    risks associated with the maintenance of domain names;

     •    government  regulation and legal  uncertainties  with respect to the
          Internet; and

     •    collection of sales or other taxes by one or more states or foreign jurisdictions.

If any of these risks  materializes,  it could have an adverse  effect on Barnes
& Noble.com.

Our business depends upon, and is  significantly  influenced by, our chairman of the board and chief executive officer.

     Our  future  success  depends  to a  significant  extent  on the  continued
services of our senior management and other key personnel,  particularly Leonard
Riggio,  our founder,  chairman of the board and chief  executive  officer.  Mr.
Riggio is widely known in the bookselling  industry.  His guiding vision for the
Barnes & Noble superstore concept, leadership, knowledge of the industry and business  contacts have been, and will continue to be,  critical to our success.
Mr.  Riggio  does  not have an  employment  agreement  with us.  The loss of Mr.
Riggio's  services  could  have an  adverse  effect on our  business,  financial condition and results of operations.

     Mr. Riggio beneficially owns approximately 24.3% of the voting power of our outstanding shares of common stock. As a result, he has a significant  influence over all  matters  submitted  to our  stockholders,  including  the  election of directors and the approval of any merger or  consolidation  involving us and the sale of all or  substantially  all of our  assets.  Mr.  Riggio may also have an interest  in  our  pursuing  acquisitions,  divestitures,  financings  or  other transactions that, in his judgment,  could enhance his equity investments,  even though such transactions might involve risks to you as a note holder.

     We and our  subsidiaries  have entered  into and may, in the future,  enter into various transactions and agreements with entities wholly or partially owned by Mr. Riggio.  We believe that the  transactions  and  agreements  that we have entered  into  were on terms  that  were at least  as  favorable  to us as could reasonably  have been  obtained at such time from third  parties.  The indenture governing  the notes will not  restrict  our ability to enter into  transactions with affiliates.

                       Risk Factors Relating to the Notes

If we are unable to pay all of our debts, you will receive payment on your notes only if we have  funds  remaining  after we have paid our  existing  and  future senior indebtedness.

     The notes will be unsecured and  subordinated in right of payment to all of our  existing and future  senior  indebtedness.  The  indenture  defines  senior indebtedness  as all  indebtedness  of Barnes &  Noble,  Inc. other than any indebtedness  that expressly states that it is subordinated to the notes. In the event of our bankruptcy,  liquidation or  reorganization or upon acceleration of the notes due to an event of default  under the  indenture  and in certain other events,  our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result,  there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding  notes. The notes also will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries.  The indenture governing the notes will not limit our or our subsidiaries'  ability to incur debt,  including senior indebtedness.
If we or our  subsidiaries  were to incur  additional debt or  liabilities,  our ability to pay our obligations on the notes could be adversely  affected.  As of
February 3, 2001, Barnes &  Noble, Inc. had approximately  $666.9 million of senior indebtedness  outstanding.  See "Description of the Notes - Subordination of Notes."
                                      -7-

Our  indebtedness  and the  restrictions  imposed by the terms of our debt could adversely  affect our financial  health and our ability to respond to changes in our business.

     As a  result  of our  level  of debt and the  terms  of our  senior  credit facility:

     •    our   vulnerability  to  adverse  general   economic   conditions  and
          competitive pressures is heightened;

     •    we will be  required  to  dedicate  a  portion  of our cash  flow from operations to repayment of debt, limiting the availability of cash for other purposes;

     •    we are and will continue to be governed by restrictive  covenants that require us to maintain certain  financial ratios and limit our ability
          to,  among  other  things,   borrow  additional  funds,  make  capital
          expenditures,  pay dividends,  make  investments,  purchase our stock, prepay the  notes,  consummate  asset  sales or  conduct  mergers  and acquisitions;

     •    our  flexibility  in  planning  for, or  reacting  to,  changes in our business and industry will be limited;

     •    we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates; and

     •    our ability to obtain  additional  financing in the future for working
          capital,   capital  expenditures,   acquisitions,   general  corporate
          purposes or other purposes may be impaired.

     We cannot  assure  you that our  leverage  and such  restrictions  will not materially and adversely affect our ability to finance our future  operations or capital needs or to engage in other business activities.  In addition, we cannot assure you that  additional  financing  will be available  when  required or, if available, will be on terms satisfactory to us. Further, even if we were able to obtain  additional  financing,  we may be  required  to use  proceeds to repay a portion of our debt.

If an active  trading  market  for the notes does not  develop,  then the market price of the notes may decline or you may be unable to sell your notes.

     The initial  purchasers  of the notes have  advised us that they  currently intend to make a market in the notes.  However,  the initial  purchasers are not obligated to make a market and may  discontinue  this market making  activity at any time  without  notice.  In addition,  market-making  activity by the initial purchasers  will be  subject to the limits  imposed by U.S.  federal  securities laws.  As a result,  we cannot  assure  you that any  market  for the notes will develop or, if one does develop,  that it will be maintained.  In addition,  the notes may only be transferred or resold in  transactions  registered  under,  or exempt from, U.S.  federal and applicable  state  securities  laws. If an active market for the notes fails to develop or be sustained,  the trading price of the notes could decline significantly.

Because of  fluctuations  in our stock price,  the market price of the notes and our common stock may be lower than you expected.

     The trading price of our common stock has been, and in the future could be, subject to substantial fluctuations because of:

     •    changing market conditions in the retail book and VG&E businesses;

     •    quarterly variations in operating results;

                                      -8-

     •    adverse business developments;

     •    changes in financial estimates by securities analysts;

     •    new products or strategies introduced by us or our competitors;

     •    the timing of new store openings;

     •    announcements of technological innovations;

     •    transactions by corporate insiders; and

     •    sales of substantial  amounts of our common stock in the public market or the prospect of such sales.

     The stock market has from time to time experienced extreme price and volume fluctuations  which have often been  unrelated to the operating  performance  of
particular  companies.   Our  stock  has  also  experienced   significant  price
fluctuations.  In  addition,  any  announcement  with respect to any variance in revenue or earnings from levels generally expected by securities  analysts for a given period could have an immediate and significant effect on the trading price of our  common  stock and the  notes.  Fluctuations  specific  to us and/or  our industry may materially and adversely harm the price of our common stock and the notes.

We may be unable to purchase the notes upon a change in control.

     Upon a change in control,  you may require us to purchase  all or a portion of your  notes.  If a change in control  were to occur,  we may not have  enough funds to pay the  purchase  price for all  tendered  notes.  Our  senior  credit facility  prohibits  the  purchase of the notes upon a change in  control.  If a change in control  occurs at a time when we are prohibited  from  purchasing the notes,  we could seek consent  under our senior  credit  facility.  If we do not obtain  consent,  we may not be able to  purchase  the  notes.  Our  failure  to purchase  tendered  notes  would  constitute  an  event  of  default  under  the indenture,  which might  constitute a default under the terms of our other debt.
In such  circumstances,  or if a change in control would  constitute an event of default  under our senior  indebtedness,  the  subordination  provisions  of the indenture  would  restrict  payments  to you.  The term  "change in  control" is limited to certain specified  transactions and may not include other events that might harm our  financial  condition.  Our  obligation  to offer to purchase the notes upon a change in control  may not  preserve  the value of the notes in the event of a highly  leveraged  transaction,  reorganization,  merger  or  similar transaction  involving us. See  "Description of the Notes - Purchase of Notes at
Your Option Upon a Change in Control."

We have  anti-takeover  provisions  that  could  delay or  prevent  a change  in control, even if it would be beneficial to you.

     Our charter, bylaws and shareholder rights agreement and Delaware corporate law contain  provisions  that could delay or make more  difficult the removal of incumbent directors as well as a merger,  tender offer or proxy contest, even if these events could be viewed as beneficial by our stockholders. These provisions may make it more  difficult or expensive for a third party to acquire a majority of our outstanding  common stock. Among other things, our board of directors has the power to issue  preferred  stock in one or more  series  with  designations,
relative  voting  rights,   dividend   rates,   liquidation  and  other  rights,
preferences and limitations that the board may fix without stockholder approval.
Issuance of this "blank check" preferred stock could materially limit the rights of the holders of our common stock and render more  difficult or  discourage  an attempt  to  obtain  control  of us by means of a tender  offer,  merger,  proxy contest or otherwise.  In addition,  our charter and bylaws  contain  provisions that could  impede a  takeover  or change in  control,  including,  among  other things,  a classified  board of directors and a requirement  that the provisions relating to the classified board of directors be amended only by the affirmative vote of holders of at least 80% of the voting  power of our  outstanding  common stock.  These  anti-takeover  provisions  may delay,  prevent or deter a merger, acquisition, tender offer, proxy contest or other

                                      -9-

transaction that might otherwise result in holders of our common stock receiving a premium over the market price for their common stock,  which could depress the market  price of our common  stock and the notes.  See  "Description  of Capital
Stock" and also "- Our business  depends upon, and is  significantly  influenced by, our chairman of the board and chief executive officer."

                            CAUTIONARY NOTE REGARDING
                  FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

     This  prospectus,   including  the  section  entitled  "Summary",  contains
forward-looking  statements.  These  statements  relate to future  events or our
future   financial   performance,   and  involve   known  and   unknown   risks,
uncertainties,  and other factors that may cause our actual  results,  levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking  statements.  These risks and other factors include, among other things,  those listed in "Risk Factors".  In some cases,  you can identify forward-looking  statements  by  terminology  such as "may,"  "will,"  "should,"
"expects,"   "intends,"   "plans,"   "anticipates,"   "believes,"   "estimates,"
"predicts,"  "potential,"  "continue,"  or the  negative of these terms or other comparable terminology. These statements are only predictions.  Actual events or results  may differ  materially.  In  evaluating  these  statements,  you should specifically  consider  various  factors,  including the risks outlined above in
"Risk Factors." These factors may cause our actual results to differ  materially from any forward-looking statement.

     Although we believe that the expectations  reflected in the forward-looking statements  are  reasonable,  we  cannot  guarantee  future  results,  levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

     We  will  not   receive  any   proceeds   from  the  sale  by  any  selling
securityholder of the notes or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                             Fiscal Year Ended

                         February    January    January    January    February
                         1, 1997     31, 1998   30, 1999   29, 2000   3, 2001

Ratio of Earnings to
 Fixed Charges (1)       1.70x        1.89x       2.95x      3.10x      1.47x

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings represent  income before income taxes plus fixed charges.  Fixed charges consist of interest expense and the portion of rental expense which management  believes is representative of the interest component.

                                      -10-

                              DESCRIPTION OF NOTES

     The notes  were  issued  under an  indenture,  dated as of March 14,  2001, between  us and  United  States  Trust  Company  of New York,  as  trustee.  The following  summarizes  some,  but  not  all,  provisions  of the  notes  and the indenture.  We  urge  you to  read  the  indenture  because  it,  and  not  this description,  defines  your  rights  as a  holder  of the  notes.  A copy of the indenture  has been  filed  as an  exhibit  incorporated  by  reference  to this registration  statement.  In this section  entitled  "Description of the Notes,"
when we refer to "Barnes & Noble," "we," "our," or "us," we are referring to
Barnes & Noble, Inc. and not any of its subsidiaries.

General

     We issued  notes with a  principal  amount of  $300,000,000.  The notes are unsecured  general  obligations of Barnes &  Noble and are  subordinated  in right of payment as described  under "-  Subordination  of Notes." The notes are convertible  into common stock as described  under "-  Conversion of Notes." The notes  have  been and will be  issued  only in  denominations  of  $1,000  or in multiples of $1,000. The notes mature on March 15, 2009, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

     The  indenture  does not  limit  our or our  subsidiaries'  ability  to pay dividends,  incur debt or issue or repurchase securities. In addition, there are no  financial  covenants  in the  indenture.  You are not  protected  under  the indenture in the event of a highly leveraged  transaction or a change in control of Barnes & Noble, except to the extent described under "- Purchase of Notes at Your Option Upon a Change in Control."

     The notes bear  interest at the annual rate of 5.25%  subject to  increases described in "- Registration Rights" below. Interest will be payable on March 15 and September 15 of each year,  beginning September 15, 2001, subject to limited exceptions  if the notes  are  converted,  redeemed  or  purchased  prior to the interest  payment  date.  The record  dates for the payment of interest  will be
March 1 and  September  1. We may, at our option,  pay  interest on the notes by check  mailed to the  holders.  However,  a holder with an  aggregate  principal amount in excess of  $2,000,000  will be paid by wire  transfer  in  immediately available  funds at its  election.  Interest  will be computed on the basis of a
360-day year comprised of twelve 30-day months.

     We will  maintain  an office in The City of New York where the notes may be presented for  registration,  transfer,  exchange or conversion.  This office is initially an office or agency of the trustee.

Conversion of Notes

     You will have the right, at your option,  to convert your notes into shares of common stock at any time prior to  maturity,  unless  previously  redeemed or purchased,  at the  conversion  price  of  $32.512  per  share,  subject  to the adjustments described below.

     Except as described below, we will not make any payment or other adjustment for accrued  interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest  payment date, you must pay funds equal to the  interest  payable  on the  converted  principal  amount,  except  if the submitted notes or portions of notes are called for redemption or are subject to purchase  following  a change in  control on a date  during the period  from the close of  business on a record date and ending on the opening of business on the first  business day after the next  interest  payment  date, or if this interest payment date is not a business  day, the second  business day after the interest payment  date.  As a  result  of the  foregoing  provisions,  if  the  exception described in the preceding  sentence does not apply and you surrender  notes for conversion on a date that is not an interest  payment date, you will not receive any interest for the period from the interest  payment date next  preceding  the date of conversion to the date of conversion or for any later period.

                                      -11-

     We will not issue  fractional  shares of common  stock upon  conversion  of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

     If the notes are called for redemption or are subject to purchase following a change in control,  your conversion  rights on the notes called for redemption or so subject  to  purchase  will  expire at the close of  business  on the last business day before the  redemption  date or purchase  date, as the case may be, unless we default in the payment of the redemption  price or purchase  price. If you have  submitted  your notes for purchase  upon a change in control,  you may only convert your notes if you withdraw  your  election in  accordance  with the indenture.

     The conversion price will be adjusted upon the occurrence of:

     (1)  the  issuance  of  shares  of  our  common  stock  as  a  dividend  or distribution on our common stock;

     (2)  the subdivision or combination of our outstanding common stock;

     (3)  the issuance to all or  substantially  all holders of our common stock of rights or warrants  entitling them for a period of not more than 60 days to subscribe  for or purchase  our common  stock,  or  securities convertible  into  our  common  stock,  at  a  price  per  share  or a conversion price per share less than the then current market price per share,  provided that the  conversion  price will be readjusted to the extent  that such rights or warrants  are not  exercised  prior to the expiration;

     (4)  the  distribution  to all or  substantially  all holders of our common stock of shares of our capital  stock,  evidences of  indebtedness  or other non-cash assets, or rights or warrants, excluding:

          •    dividends,  distributions  and rights or warrants  referred to in clause (1) or (3) above;

          •    dividends or  distributions  exclusively  in cash  referred to in clause (5) below; and,

          •    distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

     (5)  the dividend or  distribution to all or  substantially  all holders of our common stock of all-cash distributions in an aggregate amount that together  with (A) any cash and the  fair  market  value of any  other consideration  payable in respect of any tender  offer by us or any of our subsidiaries for our common stock consummated within the preceding
          12 months not  triggering a conversion  price  adjustment  and (B) all other all-cash  distributions to all or  substantially  all holders of our common stock made within the preceding 12 months not  triggering a conversion  price  adjustment,  exceeds an amount  equal to 10% of our market  capitalization  on the business day immediately  preceding the day on which we declare such distribution; and

     (6)  the  purchase of our common stock  pursuant to a tender offer  (within the meaning of the U.S. federal  securities laws) made by us or any of our  subsidiaries  to the  extent  that  the same  involves  aggregate consideration  that  together  with (A) any  cash and the fair  market value of any other  consideration  payable  in  respect  of any tender offer  by  us  or  any  of  our  subsidiaries  for  our  common  stock consummated within the preceding 12 months not triggering a conversion
          price   adjustment   and  (B)   all-cash   distributions   to  all  or
          substantially  all  holders  of  our  common  stock  made  within  the preceding  12 months not  triggering a  conversion  price  adjustment, exceeds  an amount  equal to 10% of our market  capitalization  on the expiration date of such tender offer.

                                      -12-

     In the event of:

     •    any reclassification of our common stock, or

     •    a consolidation,  merger or combination  involving Barnes & Noble,
          or

     •    a sale or conveyance  to another  person of the property and assets of
          Barnes & Noble as an entirety or substantially as an entirety,

in which  holders of our  outstanding  common stock would be entitled to receive stock, other securities,  other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration  received by common stockholders  immediately prior to one of these types of events.

     We are permitted to reduce the conversion  price of the notes by any amount for a period of at least 20 days if our board of directors  determines that such reduction  would be in the best interest of Barnes &  Noble. We are required to give at least 15 days prior notice of any reduction in the conversion  price.
We may also  reduce  the  conversion  price to avoid or  diminish  income tax to holders of our common stock in  connection  with a dividend or  distribution  of stock or similar event.

     You may, in some  circumstances,  be deemed to have received a distribution or  dividend  subject  to United  States  federal  income  tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

     No  adjustment  in the  conversion  price will be required  unless it would result  in a  change  in the  conversion  price  of at least  one  percent.  Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities  convertible  into or exchangeable for our common stock  or the  right  to  purchase  our  common  stock  or such  convertible  or exchangeable securities.

Subordination of Notes

     The  indebtedness  evidenced  by the notes is  subordinated  to the  extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

     Upon any  distribution  of our  assets  upon any  dissolution,  winding-up, liquidation or  reorganization,  or in bankruptcy,  insolvency,  receivership or similar proceedings,  payment of the principal of, premium, if any, and interest on the notes is to be  subordinated  in right of payment to the prior payment in full, in cash or other payment  satisfactory to holders of senior  indebtedness, of all senior indebtedness.

     In the  event  of any  acceleration  of the  notes  because  of an event of default,  the  holders  of any senior  indebtedness  then  outstanding  would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations with respect to such senior indebtedness before  the  holders  of notes are  entitled  to  receive  any  payment or other distribution.  We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

     We also may not make any payment on the notes if:

     •    a default in the payment of designated senior  indebtedness occurs and is continuing beyond any applicable period of grace, or

                                      -13-

     •    any other default occurs and is continuing  with respect to designated senior  indebtedness  that permits  holders of the  designated  senior indebtedness  to  accelerate  its maturity and the trustee  receives a notice  of such  default,  which  we refer  to as a  payment  blockage notice,  from any  person  permitted  to give  this  notice  under the indenture.

     We may resume making payments on the notes:

     •    in the case of a payment default,  when the default is cured or waived or ceases to exist, and

     •    in the  case of a  nonpayment  default,  the  earlier  of (1) when the default  is cured or waived or ceases to exist and (2) 179 days  after receipt of the payment blockage notice.

     No new period of payment  blockage may be  commenced  pursuant to a payment blockage  notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

     No default  that  existed on the date of delivery  of any payment  blockage notice  to the  trustee  shall be the basis for a  subsequent  payment  blockage notice.

     By reason of the subordination  provisions described above, in the event of our bankruptcy,  dissolution or reorganization,  holders of senior  indebtedness may receive more,  ratably,  and holders of the notes may receive less, ratably, than the other creditors of Barnes & Noble. These  subordination  provisions will not prevent the occurrence of any event of default under the indenture. The indenture does not limit our ability to incur additional indebtedness, including senior  indebtedness.  The incurrence of significant  amounts of additional debt could adversely affect our ability to service our debt, including the notes.

     A portion of our operations is conducted through subsidiaries. As a result, our cash flow and our ability to service our debt,  including  the notes,  would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings,  loans or other payments by our subsidiaries to
us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no  obligation  to pay any  amounts  due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends,  distributions,  loans or advances by our  subsidiaries to us could be subject to statutory or contractual restrictions.  Payments to us by our  subsidiaries  will also be contingent upon our subsidiaries' earnings.

     Our right to  receive  any  assets of any of our  subsidiaries  upon  their liquidation  or  reorganization,  and  therefore the right of the holders of the notes to participate in those assets,  will be effectively  subordinated  to the claims of that subsidiary's  creditors,  including trade creditors. In addition, even if we were a creditor of any of our subsidiaries,  our rights as a creditor would be subordinate to any security  interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

     As of February 3, 2001, we had approximately $666.9 million of indebtedness outstanding that would constitute senior indebtedness.

Certain Definitions

     "credit facility" means that certain Credit Agreement, dated as of November
18, 1997, by and among Barnes & Noble, Inc., the subsidiary guarantors party thereto,  the lenders party thereto, The Chase Manhattan Bank, as administrative agent,  and the  financial  institutions  party  thereto,  including any related notes, guarantees,  collateral documents, instruments and agreements executed in connection  therewith,  and in each case as amended (including any amendment and restatement  thereof),  modified,  renewed,  refunded,  replaced,  refinanced or restructured

                                      -14-

(including, without limitation, any amendment increasing the amount of available borrowing  thereunder)  from time to time and whether with the same or any other agent, lender or group of lenders.

     "designated  senior  indebtedness"  means the credit facility and any other
particular  senior   indebtedness  that  expressly  provides  that  such  senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

     "indebtedness" means:

     (1)  all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

          •    overdrafts,   foreign  exchange   contracts,   currency  exchange
               agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

          •    evidenced  by bonds,  debentures,  notes or similar  instruments, whether or not the recourse of the lender is to all of our assets or to only a portion  thereof,  other than any account payable or other accrued  current  liability or  obligation  incurred in the ordinary  course of business in connection  with the obtaining of materials or services,

    (2)   all of our reimbursement obligations and other liabilities, contingent or otherwise,  with respect to letters of credit,  bank  guarantees or bankers' acceptances,

    (3)   all of our obligations and  liabilities,  contingent or otherwise,  in respect of leases  required,  in conformity  with  generally  accepted accounting  principles,  to be  accounted  for  as  capitalized  lease obligations on our balance sheet,

    (4)   all of our obligations and other liabilities, contingent or otherwise, under any lease or related document,  including a purchase  agreement, in connection with the lease of real property or improvements  (or any personal  property  included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related  document  to  purchase  or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized  as  an  operating  lease  or  a  capitalized  lease  in accordance with generally accepted accounting principles),

    (5)   all of our  obligations,  contingent or otherwise,  with respect to an interest rate currency or other swap, cap, floor or collar  agreement, hedge  agreement,  forward  contract,  or other similar  instrument or agreement or foreign  currency  hedge,  exchange,  purchase or similar instrument or agreement,

    (6)   all of our direct or  indirect  guaranties  or similar  agreements  to purchase or otherwise  acquire or otherwise  assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5), and

    (7)   any and all  deferrals,  renewals,  extensions  and  refundings of, or
          amendments,   modifications,   supplements   to,   any   indebtedness,
          obligation  or liability of the kind  described in clauses (1) through
          (6).

     "senior  indebtedness"  means the principal of, premium,  if any,  interest including all interest accruing subsequent to the commencement of any bankruptcy or similar  proceeding,  whether or not a claim for  post-petition  interest  is allowable  as a  claim  in  any  such  proceeding,  and  rent  payable  on or in connection with, and all

                                      -15-

fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness  of  Barnes  &  Noble  whether  outstanding  on the date of the indenture or  thereafter  created,  incurred,  assumed,  guaranteed or in effect guaranteed by Barnes & Noble, including all deferrals,  renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular  indebtedness  the  instrument  creating or evidencing the same or the assumption or guarantee  thereof  expressly  provides that such  indebtedness  shall not be senior in right of payment to the notes or expressly  provides that such indebtedness is on the same basis or junior to the notes.

     Senior  indebtedness  does not include  any  indebtedness  of Barnes  &
Noble,  Inc. to any subsidiary of Barnes & Noble, Inc. or any obligation for federal, state, local or other taxes.

Optional Redemption by Barnes & Noble

     We may redeem the notes on or after March 20, 2004, on at least 20 days and no more than 60 days prior written notice, in whole or in part, at the following redemption prices expressed as percentages of the principal amount:

                                                                      Redemption
    Period                                                              Price
    ------                                                            ----------

    Beginning on March 20, 2004 and ending on                           103.00%
         March 14, 2005
    Beginning on March 15, 2005 and ending on                           102.25%
         March 14, 2006
    Beginning on March 15, 2006 and ending on                           101.50%
         March 14, 2007
    Beginning on March 15, 2007 and ending on                           100.75%
         March 14, 2008
    Beginning on March 15, 2008 and thereafter                          100.00%

     In each  case,  we  will  pay  accrued  interest  to,  but  excluding,  the redemption  date. If the redemption date is an interest  payment date,  interest will be paid to the record holder on the relevant record date.

     If fewer than all of the notes are to be redeemed,  the trustee will select the notes to be redeemed by lot, or in its  discretion,  on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed  principal  portion will be issued. If a portion of your notes is selected  for partial  redemption  and you convert a portion of your notes,  the converted portion will be deemed to be of the portion selected for redemption.

     No sinking fund is provided for the notes.

Purchase of Notes at Your Option Upon a Change in Control

     If a change in  control  occurs,  you will have the right to  require us to purchase all or any part of your notes 30 business days after the  occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date.
Notes  submitted  for  purchase  must be in a  principal  amount  of  $1,000  or multiples of $1,000.

     We will mail to the  trustee  and to each  holder a  written  notice of the change in control  within 10 business  days after the  occurrence of a change in control. This notice will state:

     •    the terms and conditions of the change in control;

                                      -16-

     •    the procedures required for exercise of the change in control; and

     •    that  the  holder  has the  right to  require  Barnes  &  Noble to purchase the notes.

     You must deliver  written notice of your exercise of this purchase right to a paying  agent at any time prior to the close of business on the  business  day prior to the change in control  purchase  date.  The written notice must specify the  notes  for  which the  purchase  right is being  exercised.  If you wish to withdraw this  election,  you must provide a written notice of withdrawal to the paying  agent at any time prior to the close of  business  on the  business  day prior to the change in control purchase date.

     A change in control will be deemed to have occurred if any of the following occurs:

     •    any "person" or "group" is or becomes the "beneficial owner," directly or  indirectly,  of  shares  of voting  stock of  Barnes  &  Noble representing  50% or more of the total voting power of all outstanding classes  of  voting  stock of  Barnes  &  Noble or has the  power, directly  or  indirectly,  to elect a majority  of the  members of the board of directors of Barnes & Noble;

     •    Barnes & Noble  consolidates with, or merges with or into, another person or Barnes  &  Noble  sells,  assigns,  conveys,  transfers, leases or otherwise disposes of all or substantially all of the assets of Barnes & Noble, or any person consolidates with, or merges with or into,  Barnes & Noble, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or  indirectly,  the  shares of voting  stock of  Barnes  &  Noble immediately prior to such transaction  "beneficially own," directly or indirectly, shares of voting stock of Barnes & Noble, representing at least a  majority  of the  total  voting  power of all  outstanding classes of voting stock of the surviving or transferee person; or

     •    Barnes & Noble is dissolved or liquidated.

     However, a change in control will not be deemed to have occurred if either:

     •    the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

     •    in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

     For purposes of this change in control definition:

     •    "person" or "group"  have the  meanings  given to them for purposes of
          Sections  13(d)  and  14(d)  of the  Exchange  Act  or  any  successor provisions,  and the term  "group"  includes  any group acting for the purpose of acquiring,  holding or disposing of  securities  within the meaning of Rule  13d-5(b)(1)  under the Exchange Act, or any successor provision.

     •    a "beneficial  owner" will be determined in accordance with Rule 13d-3 under the  Exchange  Act,  as in effect on the date of the  indenture, except that the number of shares of voting stock of Barnes & Noble will be deemed to include,  in addition to all  outstanding  shares of voting stock of Barnes &  Noble and unissued  shares  deemed to be held by the  "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons.

                                      -17-

     •    "beneficially  owned" has a meaning  correlative to that of beneficial owner.

     •    "unissued  shares" means shares of voting stock not  outstanding  that are subject to  options,  warrants,  rights to purchase or  conversion privileges  exercisable within 60 days of the date of determination of a change in control.

     •    "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary  circumstances  have the power to vote in the election of the board of directors,  managers or  trustees  of  any  person  or  other  persons  performing  similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have,  voting power by reason of the happening of any contingency.

     The term "all or substantially  all" as used in the definition of change in control  will  likely  be  interpreted  under  applicable  state law and will be dependent  upon  particular  facts and  circumstances.  There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under  applicable law if you elect to exercise your  rights  following  the  occurrence  of a  transaction  which  you  believe constitutes a transfer of "all or substantially all" of our assets.

     We will:

     •    comply  with  the  provisions  of  Rule  13e-4  and  Rule  14e-1,   if
          applicable, under the Exchange Act;

     •    file a Schedule TO or any  successor  or similar  schedule if required under the Exchange Act; and

     •    otherwise  comply  with  all  federal  and  state  securities  laws in connection with any offer by us to purchase the notes upon a change in control.

     This  change  in  control  purchase  feature  may make  more  difficult  or discourage  a  takeover  of Barnes  &  Noble and the  removal  of  incumbent management.  However,  we are not aware of any  specific  effort  to  accumulate shares  of our  common  stock or to obtain  control  of us by means of a merger, tender  offer,  solicitation  or otherwise.  In addition,  the change in control purchase  feature  is not part of a plan by  management  to  adopt a  series  of anti-takeover  provisions.  Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

     We  could,  in the  future,  enter  into  certain  transactions,  including recapitalizations,  that  would not  constitute  a change in  control  but would increase  the amount of debt,  including  senior  indebtedness,  outstanding  or otherwise  adversely  affect  a  holder.  Neither  we nor our  subsidiaries  are prohibited  from  incurring  debt,  including  senior  indebtedness,  under  the indenture.  The  incurrence  of  significant  amounts of  additional  debt could adversely affect our ability to service our debt, including the notes.

     If a change in control were to occur, we may not have  sufficient  funds to pay the change in control  purchase price for the notes tendered by holders.  In addition,  we may in the future  incur debt that has  similar  change of control provisions  that  permit  holders  of that debt to  accelerate  or require us to repurchase  that  debt upon the  occurrence  of  events  similar  to a change in control.  Our  failure to  repurchase  the notes  upon a change in control  will result in an event of default under the  indenture,  whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

     Each of the  following  will  constitute  an event  of  default  under  the indenture:

                                      -18-

     (1)  we fail to pay  principal  or  premium,  if any, on any note when due, whether  or not  prohibited  by the  subordination  provisions  of the indenture;

     (2)  we fail to pay any  interest  on any  note  when  due if such  failure continues for 30 days,  whether or not prohibited by the subordination provisions of the indenture;

     (3)  we fail to perform any other covenant  required of us in the indenture if such  failure  continues  for 60 days  after  notice  is  given  in accordance with the indenture;

     (4)  we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

     (5)  we fail to provide timely notice of a change in control; or

     (6)  certain events in bankruptcy,  insolvency or  reorganization of Barnes
          & Noble.

     If an event of default,  other than an event of default described in clause
(6) above,  occurs and is  continuing,  either the  trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately.  If an event of default described in clause (6) above occurs,  the principal amount of the notes will automatically  become immediately due and payable. Any payment by us on the notes  following  any such  acceleration  will be subject  to the  subordination provisions described above.

     After any such  acceleration,  but  before a  judgment  or decree  based on acceleration,  the holders of a majority in  aggregate  principal  amount of the notes may, under certain  circumstances,  rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

     Subject to the  trustee's  duties in the case of an event of  default,  the trustee  will not be  obligated  to exercise  any of its rights or powers at the request  of the  holders,  unless  the  holders  have  offered  to  the  trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate  principal  amount of the outstanding  notes will have the right to direct the time,  method and place of conducting any proceeding for any remedy  available to the trustee or exercising  any trust or power  conferred on the trustee with respect to the notes.

     No  holder  will  have any  right to  institute  any  proceeding  under the indenture,  or for the appointment of a receiver or a trustee,  or for any other remedy under the indenture unless:

     •    the holder has  previously  given to the trustee  written  notice of a continuing event of default;

     •    the  holders  of at least  25% in  aggregate  principal  amount of the outstanding  notes  have  made a  written  request  and  have  offered reasonable  indemnity to the trustee to institute  such  proceeding as trustee; and

     •    the  trustee  has failed to  institute  such  proceeding,  and has not received from the holders of a majority in aggregate  principal amount of the outstanding  notes a direction  inconsistent  with such request within 60 days after such notice, request and offer.

     However,  these  limitations do not apply to a suit  instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

     Generally,  the  holders  of not  less  than a  majority  of the  aggregate principal amount of outstanding  notes may waive any default or event of default unless:

                                      -19-

     •    we fail to pay principal, premium or interest on any note when due;

     •    we fail to convert any note into common stock; or

     •    we fail to comply with any of the  provisions  of the  indenture  that would  require  the  consent  of the holder of each  outstanding  note affected.

     We are required to furnish to the trustee,  on an annual basis, a statement by our  officers  as to whether  or not Barnes  &  Noble,  to the  officer's knowledge,  is in default in the  performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

     We and the trustee may make certain  modifications  and  amendments  to the indenture or the notes without notice to or the consent of any holder, including modifications  or amendments to comply with the merger  provisions  described in the indenture, to provide for uncertificated notes in addition to or in place of certificate  notes, to comply with the provisions of the Trust Indenture Act, to appoint a successor trustee, to cure any ambiguity, defect or inconsistency,  or to make any  other  change  that does not  adversely  affect  the  rights of the holders.

     We and the trustee may make  modifications  and amendments to the indenture or the  notes  with the  consent  of the  holders  of a  majority  in  aggregate principal amount of the outstanding notes.

     However,  neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such  modification or amendment would:

     •    change the stated  maturity  of the  principal  of or  interest on any note;

     •    reduce the  principal  amount of, or any premium or  interest  on, any note;

     •    reduce  the  amount of  principal  payable  upon  acceleration  of the maturity of any note;

     •    change  the place or  currency  of  payment  of  principal  of, or any premium or interest on, any note;

     •    impair the right to institute suit for the  enforcement of any payment on, or with respect to, any note;

     •    modify the subordination  provisions in a manner materially adverse to the holders of notes;

     •    adversely  affect the right of holders to convert  notes other than as provided in or under the indenture;

     •    reduce  the  percentage  in  principal  amount  of  outstanding  notes required for modification or amendment of the indenture;

     •    reduce  the  percentage  in  principal  amount  of  outstanding  notes necessary  for waiver of  compliance  with certain  provisions  of the indenture or for waiver of certain defaults; or

     •    modify such provisions with respect to modification and waiver.

                                      -20-

Consolidation, Merger and Sale of Assets

     We  may  not  consolidate  with  or  merge  into  any  other  person,  in a transaction in which we are not the surviving corporation,  or convey,  transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

     •    the successor  person,  if any, is a corporation or limited  liability company organized and existing under the laws of the United States, or any state of the United  States,  and assumes our  obligations  on the notes and under the indenture;

     •    immediately  after  giving  effect to the  transaction,  no default or event of default shall have occurred and be continuing; and

     •    other conditions specified in the indenture are met.

Registration Rights

     The  following   summary  of  the  registration   rights  provided  in  the
registration rights agreement and the notes is not complete. You should refer to the  registration  rights  agreement and the notes for a full description of the registration rights that apply to the notes.

     We have agreed to file a shelf registration  statement under the Securities
Act  within 90 days after the first date of  original  issuance  of the notes to register  resales  of the notes and the  shares of common  stock  into which the notes are convertible,  referred to as registrable  securities.  We will use our best efforts to have this shelf registration statement declared effective within
180 days after the first date of original  issuance of the notes, and to keep it effective until the earliest of:

     (1)  two years after the filing date;

     (2)  the date when all  registrable  securities  shall have been registered under the Securities Act and disposed of; and

     (3)  the date on which all  registrable  securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

     We will be permitted to suspend the use of the  prospectus  which is a part of the registration  statement for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period under certain  circumstances relating to pending corporate  developments,  public filings with the Securities and Exchange Commission and similar events.

     A holder  of  registrable  securities  that  sells  registrable  securities pursuant  to the shelf  registration  statement  generally  will be  required to provide  information  about itself and the  specifics of the sale, be named as a selling  security  holder in the related  prospectus and deliver a prospectus to purchasers,  be  subject  to  relevant  civil  liability  provisions  under  the
Securities  Act in connection  with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

     If:

     (1)  on or prior to the 90th day after the first date of original  issuance of the notes the shelf registration  statement has not been filed with the SEC;

                                      -21-

     (2)  on or prior to the 180th day after the first date of original issuance of the notes the shelf  registration  statement  has not been declared effective by the SEC;

     (3)  we fail with respect to a note holder that supplies the  questionnaire described  below to supplement the shelf  registration  statement in a timely manner in order to name additional selling securities  holders;
          or

     (4)  after the shelf  registration  statement has been  declared  effective such shelf registration statement ceases to be effective or usable for more than five  business  days (unless the  registration  is suspended pursuant to the  provisions  described in the third  paragraph of this section "Registration Rights") in connection with resales of notes and the  common  stock  issuable  upon  the  conversion  of the  notes  in accordance with and during the periods  specified in the  registration rights agreement;

(each such event referred to in clauses (1) through (4) a registration default), additional  interest will accrue on  registrable  securities  over and above the rate set forth in the title of the notes,  from and  including the date on which any such registration default shall occur to but excluding the date on which all registration  defaults  have  been  cured,  at the rate of 0.5% per year for the notes  and,  if  applicable,  on an  equivalent  basis  per  share  (subject  to adjustment in the case of stock splits,  stock  recombinations,  stock dividends and the like) of common stock constituting registrable securities.  We will have no other  liabilities  for monetary  damages  with  respect to our  registration obligations.  With  respect to each  holder our  obligations  to pay  additional interest  remain  in  effect  only so long as the  notes  and the  common  stock issuable upon the  conversion  of the notes held by the holder are  "registrable securities" within the meaning of the registration rights agreement.

     We will give notice to all holders of the filing and  effectiveness  of the shelf registration statement. You will need to complete a selling securityholder notice and questionnaire prior to any intended  distribution of your registrable securities  pursuant to the shelf  registration  statement.  You are required to deliver the questionnaire  prior to the effectiveness of the shelf  registration statement so that you can be named as selling securityholders in the prospectus.
Upon receipt of your  completed  questionnaire  after the  effectiveness  of the shelf  registration  statement,  we will, as promptly as practicable  but in any event within five business days of receipt,  file any  amendments or supplements to the shelf registration statement so that you may use the prospectus,  subject to our right to suspend  under  certain  circumstances.  We will pay  additional interest to you if we fail to make this  filing in the  required  time.  If this filing requires a post-effective  amendment to the shelf registration  statement we will pay  additional  interest if this  amendment is not  declared  effective within 45 business days of the filing of the post-effective amendment. Under the registration  rights  agreement  you will be required to deliver a prospectus to purchasers and will be bound by the provisions of the agreement.

     We will pay all expenses of the shelf registration statement,  provide each holder that is selling registrable securities pursuant to the shelf registration statement  copies  of the  related  prospectus  and take  other  actions  as are required  to  permit,  subject  to the  foregoing,  unrestricted  resales of the registrable securities.

Satisfaction and Discharge

     We may discharge  our  obligations  under the indenture  while notes remain outstanding  if (1) all  outstanding  notes will become due and payable at their scheduled  maturity  within ninety days or (2) all  outstanding  notes have been called for  redemption  within ninety days and in either case we have  deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

     We have initially appointed the trustee as security registrar, paying agent and conversion  agent acting through its corporate trust office.  We reserve the right to:

                                      -22-

     •    vary or terminate the  appointment of the security  registrar,  paying agent or conversion agent;

     •    appoint additional paying agents or conversion agents; or

     •    approve any change in the office through which any security  registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

     All notes surrendered for payment, redemption,  registration of transfer or exchange  or  conversion  shall,  if  surrendered  to any person  other than the trustee,  be delivered to the trustee.  All notes delivered to the trustee shall be  cancelled  promptly  by the  trustee.  No notes  shall be  authenticated  in exchange for any notes cancelled as provided in the indenture.

     We may, to the extent  permitted by law,  purchase notes in the open market or by tender offer at any price or by private agreement.  Any notes purchased by us may,  to the extent  permitted  by law,  be reissued or resold or may, at our option,  be surrendered to the trustee for  cancellation.  Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

     We will replace mutilated,  destroyed, stolen or lost notes at your expense upon  delivery to the trustee of the mutilated  notes,  or evidence of the loss, theft or destruction  of the notes  satisfactory  to us and the trustee.  In the case of a lost, stolen or destroyed note, indemnity  satisfactory to the trustee and us may be  required  at the  expense  of the  holder of such  note  before a replacement note will be issued.

Governing Law

     The  indenture  and the  notes  will  be  governed  by,  and  construed  in accordance  with, the law of the State of New York,  without regard to conflicts of laws principles.

Concerning the Trustee

     United  States Trust Company of New York has agreed to serve as the trustee under the  indenture.  The trustee  will be permitted to deal with us and any of our affiliates  with the same rights as if it were not trustee.  However,  under the Trust Indenture Act, if the trustee  acquires any  conflicting  interest and there  exists a default with  respect to the notes,  the trustee must  eliminate such conflicts or resign.

     The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee.  However,  any such direction  may not  conflict  with any law or the  indenture,  may not be unduly prejudicial  to the rights of another  holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

     We will  initially  issue  the  notes  in the  form  of one or more  global securities.  The global security will be deposited with the trustee as custodian for DTC and  registered  in the name of a  nominee  of DTC.  Except as set forth below, the global security may be transferred, in whole and not in part, only to
DTC or another  nominee of DTC.  You may hold your  beneficial  interests in the global  security  directly  through  DTC if you  have  an  account  with  DTC or indirectly  through  organizations  which  have  accounts  with  DTC.  Notes  in definitive  certificated form (called "certificated  securities") will be issued only in certain limited circumstances described below.

                                      -23-

     DTC has advised us that it is:

     •    a limited purpose trust company  organized under the laws of the State of New York;

     •    a member of the Federal Reserve System;

     •    a "clearing  corporation"  within the meaning of the New York  Uniform
          Commercial Code; and

     •    a "clearing agency"  registered  pursuant to the provisions of Section
          17A of the Exchange Act.

     DTC was created to hold securities of institutions  that have accounts with
DTC (called  "participants")  and to facilitate  the clearance and settlement of securities  transactions  among  its  participants  in such  securities  through
electronic   book-entry  changes  in  accounts  of  the  participants,   thereby
eliminating  the need for physical  movement of securities  certificates.  DTC's participants  include  securities  brokers  and  dealers,  which may include the initial purchasers,  banks, trust companies,  clearing  corporations and certain other  organizations.  Access to DTC's  book-entry  system is also  available to others such as banks,  brokers,  dealers and trust companies  (called  "indirect participants")  that clear through or maintain a custodial  relationship  with a participant, whether directly or indirectly.

     We expect that pursuant to procedures  established by DTC, upon the deposit of the global security with DTC, DTC will credit on its book-entry  registration and transfer  system the principal  amount of notes  represented  by such global security to the accounts of  participants.  The accounts to be credited shall be designated by the initial purchasers.  Ownership of beneficial  interests in the global  security  will be  limited  to  participants  or  persons  that may hold interests through participants.  Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through,  records maintained by DTC (with respect to participants'
interests),  the  participants and the indirect  participants.  The laws of some jurisdictions  may require that certain  purchasers of securities  take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Beneficial  owners of interests in global  securities who desire to convert their  interests  into  common  stock  should  contact  their  brokers  or other participants  or indirect  participants  through whom they hold such  beneficial interests  to obtain  information  on  procedures,  including  proper  forms and cut-off times, for submitting requests for conversion.

     So long as DTC,  or its  nominee,  is the  registered  owner or holder of a global security,  DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes  represented  by the global  security  for all purposes under the indenture and the notes. In addition,  no beneficial owner of an interest in a global  security will be able to transfer that interest  except in accordance with the applicable  procedures of DTC. Except as set forth below, as an owner of a  beneficial  interest  in the global  security  you will not be entitled to have the notes represented by the global security registered in your name,  will  not  receive  or  be  entitled  to  receive  physical  delivery  of certificated  securities and will not be considered to be the owner or holder of any notes under the global security.  We understand that under existing industry practice if an owner of a beneficial  interest in the global security desires to take any action that DTC, as the holder of the global  security,  is entitled to take,  DTC  would  authorize  the  participants  to  take  such  action  and the participants would authorize  beneficial owners owning through such participants to take such action or would  otherwise act upon the  instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on the notes  represented by the global security  registered in the name of and held by
DTC or its nominee to DTC or its nominee,  as the case may be, as the registered owner and holder of the global security.  Neither we, the trustee nor any paying agent will have any  responsibility  or liability  for any aspect of the records relating to or payments made on account of beneficial

                                      -24-

ownership  interests in the global security or for  maintaining,  supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal
of,  premium,  if  any,  or  interest  on  the  global  security,   will  credit
participants'   accounts  with  payments  in  amounts   proportionate  to  their
respective  beneficial  interests in the principal amount of the global security as shown on the records of DTC or its nominee.  We also expect that  payments by participants or indirect  participants to owners of beneficial  interests in the global security held through such participants or indirect  participants will be governed  by  standing  instructions  and  customary  practices  and will be the responsibility of such participants or indirect  participants.  We will not have any  responsibility  or liability for any aspect of the records  relating to, or payments  made on  account  of,  beneficial  ownership  interests  in the global security for any note or for  maintaining,  supervising or reviewing any records relating to such beneficial  ownership  interests or for any other aspect of the relationship  between DTC and its  participants or indirect  participants or the relationship  between such participants or indirect  participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between  participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action  permitted to be taken by a holder  of notes  only at the  direction  of one or more  participants  to whose account the DTC interests in the global security is credited and only in respect of such  portion  of the  aggregate  principal  amount of notes as to which such participant or participants  has or have given such direction.  However,  if DTC notifies us that they are unwilling to be a depository  for the global  security or ceases to be a  clearing  agency  or there is an event of  default  under the notes, DTC will exchange the global security for  certificated  securities which it will distribute to its participants and which will be legended,  if required, as set forth under the heading "Transfer Restrictions."

     Although  DTC is expected to follow the  foregoing  procedures  in order to facilitate  transfers of interests in the global security among  participants of
DTC,  they are under no  obligation  to perform  or  continue  to  perform  such procedures,  and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the  participants or indirect  participants of their  respective  obligations under the rules and procedures governing their respective operations.

                                      -25-

                      DESCRIPTION OF SENIOR CREDIT FACILITY

     We have a senior  secured  revolving  credit  facility  with a syndicate of banks, with The Chase Manhattan Bank as administrative agent. The following is a summary of the material terms and conditions of the credit facility. The summary is  qualified  in its  entirety  by  reference  to the credit  facility  and all documents  entered into in connection with the credit facility,  which have been filed as exhibits to our filings with the  Securities  and Exchange  Commission.
You are encouraged to read all such documents.

     The credit  facility is a  five-year  revolving  facility  in an  aggregate principal amount of up to $850 million.  The proceeds of the credit facility are currently used for working capital and general corporate  purposes as well as to finance  acquisitions.  The credit facility  includes  subfacilities (1) for the issuance  of letters  of credit up to an  outstanding  aggregate  amount of $100 million and (2) for swingline loans up to an outstanding aggregate amount of $50 million.  The total amounts  outstanding  under the  revolving  facility and the subfacilities cannot exceed the total commitments in place at any time. Drawings under the credit facility are subject to  satisfaction  of customary  conditions precedent,  including absence of a default and bring down of representations and warranties.

Interest rates; fees

     Loans  incurred  under the credit  facility may be maintained  from time to time, at our option, as (1) base rate loans which bear interest at the base rate
(defined in the credit  facility as the higher of (a) 1/2 of 1% in excess of the overnight federal funds rate or (b) the  administrative  agent's announced prime lending  rate,  each as in  effect  from time to time) or (2)  eurodollar  loans bearing  interest at the  eurodollar  rate as determined  by the  administrative agent  for the  applicable  interest  period  plus the  applicable  margin.  The applicable  margin varies depending on our fixed charge ratio (as defined in the credit facility), but is not greater than 0.875%.

     Overdue  amounts bear interest at a rate per annum which is 2% in excess of the rate otherwise applicable to the loans.

     We pay a commitment  fee,  which varies based upon the fixed charge  ratio, but is not greater than 0.25% per annum of the unutilized  commitments under the revolving  facility and the swingline  facility.  To the extent that the average principal  amount of  eurodollar  loans  outstanding  during any fiscal  quarter exceeds 50% of the aggregate amount of revolving  commitments on the last day of such  quarter we pay an excess  usage fee on such excess at a rate of 0.125% per annum.

     For each  letter of  credit,  we pay a letter  of  credit  fee equal to the applicable margin then in effect for eurodollar loans and a fronting fee of 1/10 of 1% per annum,  in each case calculated on the daily average undrawn amount of such letter of credit  until such letter of credit is drawn in full,  expires or
is  terminated.   In  addition,  we  pay  customary  administrative  charges  in connection  with the issuance  and  amendment  of, and draws  under,  letters of credit.

Mandatory and optional prepayment

     We are  required to prepay  outstanding  loans under the  revolving  credit facility, subject to certain conditions and exceptions, with

     •    100% of the net available proceeds of asset dispositions  exceeding an aggregate amount of $5,000,000;

     •    50% or 75%,  depending  upon our debt  ratings,  of the net  available
          proceeds  from  certain   equity   issuances  that  occur  during  the
          continuance of a default; and

     •    50% of annual  excess cash flow,  if excess cash flow is greater  than
          $25 million and a default is  continuing  90 days after the end of the relevant fiscal year.

                                      -26-

     Voluntary  prepayments  may be made in whole or in part without  premium or penalty  (other  than  the  payment  of  breakage  and  redeployment  costs  for eurodollar  loans  prepaid  on a day  other  than the  last  day of an  interest period).

Covenants

     We are subject to certain  affirmative and negative covenants  contained in the credit  facility,  including,  but not limited to,  covenants that restrict, subject to specified  exceptions (1) the  incurrence of additional  indebtedness and other  obligations  and the  granting  of  additional  liens,  (2)  mergers, acquisitions,  investments  and  disposition  of assets,  (3) the  incurrence of capitalized  lease  obligations,  (4) dividends,  (5) prepayment of indebtedness
(and  amendments  thereto),  (6) engaging in  transactions  with  affiliates and formation of subsidiaries,  (7) capital expenditures, (8) the use of proceeds of the  credit  facility  and (9)  changes  of lines of  business.  There  are also
covenants   relating  to  compliance  with  certain  laws,   payment  of  taxes,
maintenance of corporate  existence and rights and  maintenance of insurance and financial reporting.  Certain of these covenants are more restrictive than those set forth in the  indenture.  In addition,  the credit  facility  requires us to maintain compliance with certain specified financial ratios, including covenants relating to minimum interest coverage, minimum fixed charge coverage and maximum leverage.

Events of default

     Events of  default  under the credit  facility  include  (subject  to grace
periods  and  notice  provisions  in  certain   circumstances)   non-payment  of
principal,  interest  or  fees,  violation  of  covenants,   inaccuracy  of  any
representation   or  warranty  in  any  material   respect,   default  under  or
acceleration of certain other  indebtedness,  bankruptcy and insolvency  events, certain  judgments and other  liabilities,  certain  environmental  claims and a change of control.  If an event of default occurs,  the lenders under the credit facility are entitled to take various  actions,  including the  acceleration  of amounts due under the credit  facility  and  requiring  that all such amounts be immediately paid in full.

Guarantees and security

     All obligations under the credit facility are unconditionally guaranteed by our subsidiaries.

     All obligations under the credit facility and the guarantees are secured by
(1) certain  capital stock and promissory  notes owned by us and the guarantors, and (2) a first priority  perfected security interest in other assets (including receivables,  intellectual property and general intangibles) owned by us and the guarantors.

                                      -27-

                          DESCRIPTION OF CAPITAL STOCK

     Our  authorized  capital  stock  consists of  300,000,000  shares of common stock,  par value $.001 per share,  and 5,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

     As  of  July  9,  2001  there  were  66,571,720   shares  of  common  stock
outstanding.  Each outstanding share of common stock entitles the holder thereof to one vote on all matters  submitted to a vote of  stockholders,  including the election  of  directors.  There  is no  cumulative  voting  in the  election  of directors;  consequently, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election.  Subject to  preferences  that may be applicable to any  outstanding  shares of preferred stock,  holders of common stock are entitled to receive  ratably such dividends, if any, as may be declared  from time to time by the board of  directors  out of funds legally  available  therefor.  Holders of common stock have no conversion, redemption  or  preemptive  rights to  subscribe to any of our  securities.  All outstanding  shares of  common  stock  are,  and the  shares  to be issued  upon conversion  of the  notes,  when  issued  and paid for will be,  fully  paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets remaining after  provision for payment of liabilities to creditors.  The rights, preferences  and privileges of holders of common stock are subject to the rights of the  holders  of any  shares  of  preferred  stock  which we may issue in the future.

Preferred Stock

     The board of  directors,  without  further  stockholder  authorization,  is authorized  to issue shares of preferred  stock in one or more series and to fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the common stock and one or more series of the preferred stock, conversion rights, voting rights (in addition to those provided by law),  redemption  rights and the terms of any  sinking  fund  therefor,  and rights upon liquidation,  including preferences over the common stock and one or more series of the preferred stock. No shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

Certain Certificate of Incorporation and By-Law Provisions

     Our certificate of incorporation  contains several provisions that may make the  acquisition  or  control  of us by  means of a tender  offer,  open  market purchases,  proxy fight or otherwise  more  difficult.  Our by-laws also contain provisions that could have an anti-takeover effect.

     Classified Board of Directors.  Our certificate of  incorporation  provides for the board of directors to be divided into three classes of directors serving staggered three-year terms. We believe that a classified board of directors will help to assure  the  continuity  and  stability  of the  board and our  business strategies and policies as determined by the board of directors.

     The classified  board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, therefore discouraging a third  party from  making a tender  offer or  otherwise  attempting  to obtain control of us,  even though such an attempt  might be  beneficial  to us and our stockholders. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

     Number  of  Directors;  Removal;  Filling  Vacancies.  Our  certificate  of incorporation  provides that the number of directors  will be fixed from time to time by the board of directors.

     Under  Delaware  law,  because  we have a  classified  board of  directors, directors  may be removed  only for  cause.  In  addition,  our  certificate  of incorporation provides that provisions relating to the classified board of

                                      -28-

directors may be amended only by the affirmative vote of holders of at least 80%
of the voting power of the then outstanding shares of our capital stock entitled to vote in the election of directors voting as a class.

     Special Meetings. The certificate of incorporation and by-laws provide that special  meetings of  stockholders  can only be called  pursuant to a resolution adopted by a majority of the entire board of directors or by the chairman of the board.

     Advance  Notice  Provisions  for  Stockholder   Proposals  and  Stockholder
Nominations of Directors. The by-laws establish an advance notice procedure with regard to the  nomination,  other  than by or at the  direction  of the board of directors or a committee  thereof,  of candidates for election as directors (the nomination  procedure)  and with regard to other matters to be brought before an annual meeting (the business procedure).

     Under the business  procedure,  a stockholder  seeking to have any business conducted at an annual meeting must give prior written  notice,  in proper form, to our secretary.  The requirements as to the form and timing of that notice are specified  in the  by-laws.  If the  chairman  of the  board  or  other  officer presiding at a meeting  determines that other business was not properly  brought before such meeting in  accordance  with the business  procedure,  such business will not be conducted at such meeting.

     The  nomination  procedure  requires that a stockholder  give prior written notice,  in proper form, of a planned  nomination  for the board of directors to our  secretary.  The  requirements  as to the form and timing of that notice are specified in the by-laws. If the nomination  procedure is not properly followed, such person will not be eligible for election as a director.

     Although  the  by-laws  do not give the  board of  directors  any  power to approve or disapprove  stockholder  nominations for the election of directors or of any other business  desired by  stockholders  to be conducted at an annual or any  other  meeting,  the  by-laws  (1) may  have the  effect  of  precluding  a nomination  for the election of directors or precluding  the conduct of business at a particular annual meeting if the proper procedures are not followed and (2)
may discourage or deter a third party from  conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders.

     Preferred  Stock.  As  described  above,  the  board of  directors  will be authorized to provide for the issuance of shares of preferred  stock,  in one or more  series,  and to fix by  resolution  of the board of  directors  and to the extent  permitted  by the  Delaware  General  Corporation  Law,  the  terms  and conditions  of each  such  series.  We  believe  that  the  availability  of the preferred stock issuable in series will provide us with increased flexibility in structuring  possible future  financings and  acquisitions  and in meeting other corporate  needs which  might  arise.  Although  the board of  directors  has no present  intention of doing so, it could issue a series of preferred  stock that could,  depending on its terms,  either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

     Certain  Amendments.  The certificate of incorporation  and by-laws contain provisions  requiring the affirmative vote of the holders of at least 80% of our capital stock entitled to vote to amend certain provisions of the certificate of incorporation  and by-laws,  including the provisions  relating to the election, quorum,  term, removal and classification of directors,  the  indemnification of officers and directors, and the calling of special meetings.

     Section 203 of the Delaware Law.  Although the certificate of incorporation and by-laws contain  provisions with the anti-takeover  effects described above, we have,  in our  certificate  of  incorporation,  expressly  elected  not to be governed by Section 203 of the Delaware General Corporation Law, which prohibits certain business  combinations  with certain  stockholders for a period of three years  after  they  acquire  15% or more of the  outstanding  voting  stock of a corporation.  This means that transactions with our 15% or greater stockholders, and  persons  that become 15% or greater  stockholders,  are not and will not be restricted by Section 203.

                                      -29-

Rights Agreement

     Our board of directors  has adopted a rights plan.  As a result,  we issued one purchase  right for each  outstanding  share of common  stock.  One purchase right will be issued for each  additional  share of common  stock that we issue, including  shares  issuable  upon  conversion  of the notes.  The rights  become exercisable  if, without the prior approval of our board of directors,  a person or group  acquires 15% or more of our  outstanding  common stock or commences or announces a tender or exchange offer which would result in such ownership.  Each right that becomes  exercisable  entitles the registered  holder to purchase one four-hundredth  of a share  of our  junior  participating  preferred  stock at a purchase  price  of  $225.00  per one  four-hundredth  of a  share,  subject  to adjustment.

     If, after the rights become  exercisable,  we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the purchase price,  common stock of the acquiring  company having a market value of twice the purchase price.

     The rights expire on July 20, 2008, unless earlier redeemed or exchanged by
us. The purchase  price payable and the shares of preferred  stock issuable upon exercise  of the rights are subject to  adjustment  as  described  in the rights agreement.  In addition, our board of directors retains the authority to redeem, at $0.01 per right,  the rights at any time prior to the acquisition by a person or group of 15% or more of our outstanding common stock.

     Shares of this  preferred  stock,  when issued upon exercise of the rights, will be non-redeemable  and will rank junior to all series of any other class of preferred  stock.  Each  share of this  preferred  stock will be  entitled  to a dividend  payment  equal to the  greater  of $2.00  per  share or 400  times any dividend  declared per share of our common stock.  In the event of  liquidation, the holders of shares of this preferred stock will be entitled to a preferential liquidation  payment  equal to $1,000 per share plus an amount  equal to accrued and unpaid dividends on the preferred stock.  Each share of this preferred stock will entitle the holder to 400 votes,  voting  together  with the common  stock.
Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged,  each share of this preferred  stock will be entitled to receive 400 times the amount received per share of common stock. These rights are subject to anti-dilution adjustments.

Limitations on Directors' Liability

     Our certificate of incorporation  contains a provision which eliminates the personal liability of a director to us and our stockholders for certain breaches of his or her fiduciary duty as a director.  This  provision does not,  however, eliminate  or limit the  personal  liability of a director (1) for any breach of such  director's  duty of  loyalty  to us or our  stockholders,  (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the Delaware  statutory  provision  making directors personally  liable,  under a  negligence  standard,  for  unlawful  dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our  board of  directors  protection  against  awards  of  monetary damages  resulting  from breaches of their  fiduciary  duty (except as indicated
above),  including grossly negligent  business decisions made in connection with takeover  proposals  for us. As a result of this  provision,  our ability or the ability of one of our stockholders to successfully prosecute an action against a director  for a breach of his  fiduciary  duty has been  limited.  However,  the provision  does not affect the  availability  of equitable  remedies  such as an injunction or rescission  based upon a director's  breach of his fiduciary duty.
The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

     Our by-laws provide mandatory indemnification rights to any of our officers or  directors  who,  by  reason  of the  fact  that he or she is an  officer  or director,  is sued in a legal  proceeding  of any nature.  Such  indemnification rights include  reimbursement  for expenses incurred by such officer or director in advance of the final  disposition of such  proceeding in accordance  with the applicable provisions of the Delaware General Corporation Law.

                                      -30-

Transfer Agent and Registrar

     The Bank of New York is the  transfer  agent and  registrar  of the  common stock. The Bank of New York's principal executive offices are located at 48 Wall
Street, New York, New York 10005.

                                      -31-

                             SELLING SECURITYHOLDERS

     We  originally  issued  the notes in a  private  placement  in March  2001.
Selling  securityholders  may offer and sell the notes and the underlying common stock pursuant to this prospectus.

     The  following   table  contains   information   with  respect  to  selling
securityholders  and the principal  amount of notes and underlying  common stock beneficially  owned by each of the selling  securityholders  that may be offered using this prospectus. Because the selling securityholders may offer all or some of their  notes or the  underlying  common  stock  from time to time,  we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. The selling  securityholders  listed  in  the  following  table  may  have  sold  or transferred,  in transactions  exempt from the registration  requirements of the
Securities  Act,  some  or all of  their  notes  since  the  date on  which  the information  in the table below is  presented.  Information  about the  selling securityholders may change over time. Any change in this information will be set forth in prospectus supplements, if required.

                                                                              Number of Shares   Number of Shares of    Percent of
                                         Principal          Percentage of      into which the    Common Stock Owned    Common Stock
                                          Amount          Notes Outstanding       Notes are           Before         Owned After the
Name                                    of Notes (1)            (1)           Convertible (2)      the Offering (3)     Offering (4)
----                                    ------------      -----------------   ----------------   ------------------- ---------------

1976 Distribution Trust FBO A.R.              $9,000             *                       276                    0              *
Lauder/Zinterhofer
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

1976 Distribution Trust FBO Jane A.          $18,000             *                       553                    0              *
Lauder
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

2000 Revocable Trust FBO A.R.                 $9,000             *                       276                    0              *
Lauder/Zinterhofer
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

AAM/Zazove Institutional Income Fund      $1,200,000             *                    36,909                    0              *
L.P.
940 Southwood Blvd., #200
Incline Village, NV 89451

ACM Offshore Fund                         $3,150,000             1.0%                 96,887                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

                                                                                -32-

AIG/National Union Fire Insurance           $925,000             *                    28,451                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Alexandra Global Investment Fund 1        $9,000,000             3.0%                276,820                    0              *
Ltd.
c/o 237 Park Avenue, 9th Floor
New York, New York 10017

Aloha Airlines Non-Pilots Pension           $100,000             *                     3,075                    0              *
Trust
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Aloha Pilots Retirement Trust                $50,000             *                     1,537                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Alpine Associates                         $5,450,000             1.8%                167,630                    0              *
c/o V.E.Z. Systems
120 Broadway, 9th Floor Rm 913
New York, NY 10271

Alpine Partners, L.P.                       $850,000             *                    26,144                    0              *
c/o V.E.Z. Systems
120 Broadway, 9th Floor Rm 913
New York, NY 10271

American Motorist Insurance Company         $655,000             *                    20,146                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

American Samoa Government                    $40,000             *                     1,230                    0              *
c/o SSI Investment Management
357 North Canon Drive
Beverly Hills, CA 90210

                                                                                -33-

Arapahoe County Colorado                     $63,000             *                     1,937                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

Arkansas PERS                             $1,350,000             *                    41,523                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Associated Electric & Gas Insurance         $800,000             *                    24,606                    0              *
Services Limited
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

Bear, Stearns & Co. Inc.                  $8,100,000             2.7%                249,138                    0              *
245 Park Avenue, 13th Floor
Global Fund Management
New York, NY 10167

Boilermakers Blacksmith Pension Trust     $1,850,000             *                    56,902                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

BP Amoco Corporation Master Trust for     $3,950,000             1.3%                121,493                    0              *
Employee Pension Plans
c/o Noddings Investments
700 Market Street
St. Louis, MO 63101

BP Amoco PLC. Master Trust                $1,193,000             *                    36,694                    0              *
c/o SSI Investment Management
357 North Canon Drive
Beverly Hills, CA 90210

                                                                                -34-

British Virgin Island Social Security        $48,000             *                     1,476                    0              *
Board
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

C&H Sugar Company                           $150,000             *                     4,613                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Calamos Convertible Fund-Calamos          $2,800,000             *                    86,122                    0              *
Investment Trust
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

Calamos Convertible Growth and Income     $2,200,000             *                    67,667                    0              *
Fund-Calamos Investment Trust
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

Calamos Convertible Portfolio-Calamos       $125,000             *                     3,844                    0              *
Advisors Trust
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

Calamos Market Neutral Fund-Calamos       $3,000,000             1.0%                 92,273                    0              *
Investment Trust
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

California Public Employees'              $3,000,000             1.0%                 92,723              281,300              *
Retirement System
400 P Street, Suite 3492
Sacramento, CA 95814
City of New Orleans                         $264,000             *                     8,120                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

                                                                                -35-

Clarica Life Insurance Co.-U.S.             $510,000             *                    15,686                    0              *
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

Consulting Group Capital Market Funds       $480,000             *                    14,763                    0              *
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

Continental Assurance Company on          $2,450,000             *                    75,356                    0              *
Behalf of its Separate Account (E)
CNA Plaza
23 South
Chicago, IL 60685

DeAm Convertible Arbitrage Fund           $1,500,000             *                    46,136                    0              *
c/o Palladin Group
195 Maplewood Avenue
Maplewood, NJ 07040

Delaware PERS                             $2,000,000             *                    61,515                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Delta Pilots Disability and                 $500,000             *                    15,378                    0              *
Survivorship Trust
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

                                                                                -36-

Drury University                             $50,000             *                     1,537                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Drury University                             $50,000             *                     1,537                    0              *
c/o Calamos Asset Management, Inc.
1111 Warrenville Road
Naperville, Illinois 60563-1493

F.R. Convt. Sec. Fn.                        $275,000             *                     8,458                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

First Union Securities, Inc.              $6,550,000             2.2%                201,464                    0              *
8739 Research Drive
Charlotte, NC 28262-0675

Grace Brothers, Ltd.                        $750,000             *                    23,068               12,900              *
1560 Sherman Ave., Ste. 900
Evanston, IL 60201

Hawaiian Airlines Employees Pension          $50,000             *                     1,537                    0              *
Plan-IAM
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Hawaiian Airlines Pension Plan for           $10,000             *                       307                    0              *
Salaried Employees
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

                                                                                -37-

Hawaiian Airlines Pilots Retirement          $90,000             *                     2,768                    0              *
Plan
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

HFR Convertible Arbitrage                   $250,000             *                     7,689                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

HFR Master Fund Ltd.                        $400,000             *                    12,303                    0              *
940 Southwood Blvd., #200
Incline Village, NV 89451

HFR Master Fund, Ltd.10 South               $200,000             *                     6,151                    0              *
Riverside Drive, Suite
1450 Chicago, Illinois 60606

Highbridge International LLC             $21,000,000             7.0%                645,915                    0              *
P.O. Box 30554 SmB
Grand Cayman Islands
BWI

Hotel Union & Hotel Industry of             $430,000             *                    13,225                    0              *
Hawaii
c/o SSI Investment Management
357 North Canon Drive
Beverly Hills, CA 90210

ICI American Holdings Trust               $1,075,000             *                    33,064                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Independence Blue Cross                     $137,000             *                     4,213                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

                                                                                -38-

Island Holdings                              $50,000             *                     1,537                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

James Campbell Corporation                  $139,000             *                     4,275                    0              *
c/o SSI Investment Management
357 North Canon Drive
Beverly Hills, CA 90210

Jefferies & Company Inc.                      $9,000             *                       276                    0              *
c/o SSI Investment Management
357 North Canon Drive
Beverly Hills, CA 90210

Jersey (IMA) Ltd.                         $2,600,000             *                    79,970                    0              *
c/o Libertyview Capital Mgmt.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

KBC Financial Products USA                  $500,000             *                    15,378                    0              *
145 East 45th Street
2 Grand Central Tower
New York, NY 10017

KD Offshore Fund CV                       $1,250,000             *                    38,447                    0              *
c/o Kellner, DiLeo & Co.
900 Third Avenue, Suite 1000
New York, NY  10022

Kellner, DiLeo & Co.                      $1,250,000             *                    38,447                    0              *
900 Third Avenue, Suite 1000
New York, NY  10022

Lakeshore International Ltd.              $1,000,000             *                    30,757                    0              *
601 Carlson Parkway, Suite 200
Minnetonka, MN 55305

Lancer Securities Cayman                    $500,000             *                    15,378                    0              *
C/o Palladin Group
195 Maplewood Avenue
Maplewood, NJ 07040

                                                                                -39-

LDG Limited                                 $300,000             *                     9,227                    0              *
48 Par-La-Ville Road, Suite 780
Hamilton, Bermuda HM 11

Libertyview Fund LLC                        $300,000             *                     9,227                    0              *
c/o Libertyview Capital Mgmt.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

Libertyview Funds L.P.                    $2,100,000             *                    64,591                    0              *
c/o Libertyview Capital Mgmt.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

Lincoln National Convertible              $2,000,000             *                    61,515                    0              *
Securities Fund
c/o Delaware Investments
1818 Market Street, 13th Floor
Mailcode 85
Philadelphia, PA 19103-3682

Lipper Convertibles Series II, L.P.       $2,000,000             *                    61,515                    0              *
101 Park Avenue, 6th Floor
New York, NY 10178

Lipper Convertibles, L.P.                $20,000,000             6.7%                615,157                    0              *
101 Park Avenue, 6th Floor
New York, NY 10178

Lipper Convertibles, L.P. (Class B)       $1,162,000             *                    35,740                    0              *
101 Park Avenue, 6th Floor
New York, NY 10178

Lipper Offshore Convertibles, L.P.        $4,000,000             1.3%                123,031                    0              *
101 Park Avenue, 6th Floor
New York, NY 10178

Lipper Offshore Convertibles, L.P. #2       $838,000             *                    25,775                    0              *
101 Park Avenue, 6th Floor
New York, NY 10178

                                                                                -40-

Local Initiatives Support Corporation        $75,000             *                     2,306                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

McMahan Securities Co., L.P.              $8,000,000             2.7%                246,062                    0              *
500 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830-6086

Merril Lynch Insurance Group                $341,000             *                    10,488                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

Municipal Employees                         $138,000             *                     4,244                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

Nabisco Holdings                             $42,000             *                     1,291                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

New Orleans Firefighters                    $144,000             *                     4,429                    0              *
Pension/Relief Fund
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

New York Life Insurance and Annuity       $1,200,000             *                    36,909                    0              *
Corporation
51 Madison Avenue
New York, NY 10010

New York Life Insurance Company          $11,000,000             3.7%                338,336                    0              *
51 Madison Avenue
New York, NY 10010

Northern Income Equity Fund               $3,000,000             1.0%                 92,273                    0              *
50 S. Lasalle Street
Chicago, IL 60675

                                                                                -41-

Occidental Petroleum Corporation            $263,000             *                     8,089                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

Ohio Bureau of Workers Compensation         $178,000             *                     5,474                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

Ondeo Nalco                                 $300,000             *                     9,227                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Onex Industrial Partners Limited          $2,460,000             *                    75,664               75,703              *
c/o Silvercreek Management Inc.
1670 Bayview Avenue, Suite 308
Toronto, Ontario, Canada M4G 3C2

Palladin Securities LLC                   $1,000,000             *                    30,757                    0              *
c/o Palladin Group
195 Maplewood Avenue
Maplewood, NJ 07040

Pebble Capital Limited                    $1,670,000             *                    51,365               51,426              *
c/o Silvercreek Management Inc.
1670 Bayview Avenue, Suite 308
Toronto, Ontario, Canada M4G 3C2

Policemen and Firemen Retirement            $691,000             *                    21,253                    0              *
System of the City of Detroit
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

ProMutual                                   $781,000             *                    24,021                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

                                                                                -42-

Queen's Health Plan                          $35,000             *                     1,076                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Raytheon Master Pension Trust               $704,000             *                    21,653                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

RJR Reynolds                                $123,000             *                     3,783                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

Sagamore Hill Hub Fund Ltd.               $6,000,000             2.0%                184,547                    0              *
c/o Sagamore Hill Capital Mgmt
2 Greenwich Office Park
Greenwich, CT 06831

San Diego County Employees Retirement     $2,100,000             *                    64,591                    0              *
Association
940 Southwood Blvd., #200
Incline Village, NV 89451

Shell Pension Trust                         $558,000             *                    17,162                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

Silvercreek II Limited                    $3,470,000             1.2%                106,729              106,791              *
c/o Silvercreek Management Inc.
1670 Bayview Avenue, Suite 308
Toronto, Ontario, Canada M4G 3C2

Silvercreek Limited Partnership           $1,400,000             *                    43,061               43,080              *
c/o Silvercreek Management Inc.
1670 Bayview Avenue, Suite 308
Toronto, Ontario, Canada M4G 3C2

Spear, Leeds & Kellogg LP                 $1,000,000             *                    30,757                    0              *
120 Broadway, 7th Floor
New York, NY 10271

                                                                                -43-

Starvest Combined Portfolio               $1,000,000             *                    30,757                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

State of Maryland Retirement System       $3,335,000             1.1%                102,577                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

State of Oregon/Equity                    $6,500,000             2.2%                199,926                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

State of Oregon/SAIF Corporation          $3,875,000             1.3%                119,186                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Sterling Invest Co.                         $500,000             *                    15,378                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Syngenta AG                                 $400,000             *                    12,303                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

The City University of New York             $159,000             *                     4,890                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

The Estate of James Campbell                $183,000             *                     5,628                    0              *
c/o SSI Investment Management
357 North Canon Drive
Beverly Hills, CA 90210

                                                                                -44-

The Grable Foundation                       $124,000             *                     3,813                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

The Grady Hospital Foundation               $138,000             *                     4,244                    0              *
c/o Advent Capital Management
30 Broad Street, 30th Floor
New York, NY 10004

TQA Master Fund Ltd                       $8,400,000             2.8%                258,366                    0              *
405 Lexington Avenue, 45th Floor
New York, NY 10174

TQA Master Plus Fund Ltd                  $1,100,000             *                    33,833                    0              *
405 Lexington Avenue, 45th Floor
New York, NY 10174

Van Kampen Harbor Fund                    $4,500,000             1.5%                138,410                    0              *
State Street Bank & Trust Co.
c/o Van Kampen Asset Management Inc.
2800 Post Oak Blvd.
Houston, TX 77056

Viacom Inc. Pension Plan Master Trust        $46,000             *                     1,414                    0              *
c/o SSI Investment Management
357 North Canon Drive
Beverly Hills, CA 90210

White River Securities L.L.C.             $6,300,000             2.1%                193,774                    0              *
c/o Global Fund Management
245 Park Avenue, 13th Floor
New York, NY 10167

Zazove Hedged Convertible Fund, LP        $1,100,000             *                    33,833                    0              *
940 Southwood Blvd., #200
Incline Village, NV 89451

                                                                                -45-

Zeneca Holdings Trust                       $500,000             *                    15,378                    0              *
c/o Froley Revy Investment Company,
Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Zurich Institutional Benchmark Master       $200,000             *                     6,151                    0              *
Fund Ltd.
c/o Olympic Capital
(Bermuda) Ltd.
Williams House - 20 Reid Street
Hamilton , Bermuda HM 11

Zurich Institutional Benchmarks           $1,200,000             *                    36,909                    0              *
Master Fund Ltd.
940 Southwood Blvd., #200
Incline Village, NV 89451
Incline Village, NV 89451

Unknown (5)

_________________
*  Less than 1%.

(1)  The  information  set forth  herein is as of July 13, 2001 and is based upon
     $300.0 million aggregate principal amount of Notes outstanding.

(2)  Assumes  conversion  of the  full  amount  of  Notes  held by such  Selling
     Securityholder  at the  initial  conversion  price of $32.512  per share of
     Barnes  &  Noble  common  stock;  such  conversion  price is subject to adjustment as described under "Description of Notes - Conversion of Notes."
     Accordingly, the number of Shares issuable upon conversion of the Notes may increase  or  decrease  from time to time.  Fractional  shares  will not be issued  upon  conversion  of the  Notes;  cash  will  be  paid  in  lieu of fractional shares, if any.

(3)  Does not include Shares issuable upon conversion of the Notes.

(4)  Calculated  based on Rule  13d-3(d)(i) of the Exchange Act using 66,571,720 shares of common  stock of Barnes  &  Noble  outstanding  as of July 9,
     2001. Assumes the number of shares of common stock issuable upon conversion of all of a particular holder's notes are outstanding.  However,  this does not include the conversion of any other holder's notes.

(5)  Information  about  other  selling  securityholders  will be set  forth  in prospectus supplements, if requested.

     We  prepared  this table  based on the  information  supplied  to us by the selling securityholders named in the table.

     Other  than  their  ownership  of  our  securities,  none  of  the  Selling
Securityholders has had any material  relationship with us within the past three years.  The  selling  securityholders  purchased  all of the  notes in a private transaction.  All of the notes and the  shares of common  stock  into  which the notes are convertible are "restricted securities" under the Securities Act.

                                                                                -46-

                              PLAN OF DISTRIBUTION

     We are  registering  the notes and the shares of our common stock  issuable upon  conversion  of the  notes to  permit  public  secondary  trading  of these securities  by the holders from time to time after the date of this  prospectus.
We  have  agreed,  among  other  things,  to  bear  all  expenses,   other  than
underwriting   discounts  and  selling  commissions,   in  connection  with  the
registration  and sale of the notes and the shares of our common stock  issuable upon conversion of the notes covered by this prospectus.

     We will not receive any of the  proceeds  from the offering of the notes or the shares of our common  stock  issuable  upon  conversion  of the notes by the selling  securityholders.  The notes and shares of common  stock  issuable  upon conversion  of the notes may be sold from time to time  directly  by any selling
securityholder  or,  alternatively,  through  underwriters,   broker-dealers  or
agents. If notes or shares of common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents' commissions.

     The notes or shares of common stock  issuable upon  conversion of the notes may be sold:

          •    in one or more transactions at fixed prices,

          •    at prevailing market prices at the time of sale,

          •    at varying prices determined at the time of sale or

          •    at negotiated prices.

     These sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

          •    on any national securities exchange or quotation service on which the notes or shares of common stock  issuable upon  conversion of the notes may be listed or quoted at the time of sale,

          •    in the over-the-counter market,

          •    in transactions  otherwise than on a national securities exchange or quotation service or in the over-the-counter market or

          •    through the writing of options.

     In  connection  with sales of the notes or shares of common stock  issuable upon conversion of the notes or otherwise, any selling securityholder may:

          •    enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of common stock issuable  upon  conversion  of the notes in the course of hedging the positions they assume,

          •    sell short and deliver  notes or shares of common stock  issuable upon conversion of the notes to close out the short positions or

          •    loan or pledge  notes or shares of  common  stock  issuable  upon conversion of the notes to  broker-dealers  that in turn may sell the securities.

                                      -47-

     The  outstanding  common  stock is  publicly  traded on the New York  Stock
Exchange.  We do not  intend to apply for  listing  of the notes on the New York
Stock Exchange or any securities  exchange.  Accordingly,  we cannot assure that any trading market will develop or have any liquidity.

     The selling securityholders and any broker-dealers,  agents or underwriters that  participate  with the selling  securityholders  in the distribution of the notes or the shares of common stock issuable upon conversion of the notes may be deemed to be  "underwriters"  within the meaning of the Securities Act, in which event any commissions received by these  broker-dealers,  agents or underwriters and any profits  realized by the selling  securityholders  on the resales of the notes or the shares may be deemed to be  underwriting  commissions  or discounts under the Securities Act.

     In addition,  any securities  covered by this prospectus  which qualify for sale  pursuant  to Rule 144,  Rule 144A or any other  available  exemption  from registration  under the  Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

     There is no assurance that any selling  securityholder will sell any or all of the notes or shares of common stock  issuable  upon  conversion  of the notes described  in this  prospectus,  and any selling  securityholder  may  transfer, devise or gift the securities by other means not described in this prospectus.

     We originally  sold the notes to the initial  purchasers in March 2001 in a private placement.

     We agreed pursuant to the  registration  rights agreement to use reasonable efforts to cause the registration  statement to which this prospectus relates to become effective within 180 days after the date the notes were originally issued and to keep the registration statement effective until the earlier of:

          •    the sale of all the securities  registered under the registration rights agreement,

          •    the expiration of the holding period applicable to the securities under  Rule 144 (k)  under the  Securities  Act with  respect  to persons who are not our affiliates, and

          •    two years from the date the notes were originally issued.

     The registration  rights agreement  provides that we may suspend the use of this  prospectus  in  connection  with sales of notes and shares of common stock issuable  upon  conversion of the notes by holders for a period not to exceed 90 consecutive  days or an  aggregate  120 days in any  twelve-month  period  under certain circumstances relating to pending corporate developments, public filings with the SEC and other similar events.

                                      -48-

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

     This section  summarizes some of the U.S. federal income tax considerations relating to the purchase,  ownership, and disposition by an initial purchaser of the notes and of  common  stock  into  which  the notes may be  converted.  This
summary   does  not   provide  a  complete   analysis  of  all   potential   tax
considerations. The information provided below is based on existing authorities.
These  authorities may change, or the Internal Revenue Service (the "IRS") might interpret  the  existing  authorities  differently.  In  either  case,  the  tax consequences  of purchasing,  owning or disposing of notes or common stock could differ from those described below. The summary  generally  applies only to "U.S.
Holders" that  purchase  notes in the offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment).  For this purpose,  U.S.  Holders include  individual  citizens or residents of the United
States and  corporations  (or entities  treated as corporations for U.S. federal income tax purposes)  organized under the laws of the United States or any state or the District of Columbia.  Trusts are U.S. Holders if they are subject to the primary  supervision of a U.S. court and the control of one of more U.S. persons with respect to substantial  trust decisions.  An estate is a U.S. holder if the income of the estate is subject to U.S.  federal income  taxation  regardless of the source of the income.  Special rules apply to nonresident  alien individuals and foreign corporations,  estates or trusts ("Non-U.S.  Holders"). This summary describes  some,  but not all, of these  special  rules.  The tax treatment of a holder of notes or common stock may vary  depending on such holder's  particular situation. This summary does not address all of the tax consequences that may be relevant  to  you  in  light  of  your  particular  circumstances,  such  as the application of the alternative  minimum tax or rules  applicable to taxpayers in special  circumstances.  Special  rules may apply,  for  instance,  to banks and financial  institutions,  insurance companies,  S-corporations,  broker-dealers, tax-exempt  organizations,  persons who hold notes or common  stock as part of a hedge,  conversion  or  constructive  sale  transaction,  straddle or other risk reduction  transaction,  to persons that have a "functional currency" other than the U.S. dollar, or to persons subject to taxation as expatriates.  Furthermore, in general, this discussion does not address the tax consequences  applicable to holders that are treated as partnerships or other pass-through entities for U.S.
federal  income tax purposes.  This summary is based on the U.S.  federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive  basis.  Finally,  the summary does not describe the effect of the federal  estate tax laws on U.S.  Holders or the effects of any other federal or any applicable foreign, state, or local laws.

     Please  consult your own tax advisor  regarding the  application of the U.S federal income tax laws to your  particular  situation and the  consequences  of other federal tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

Taxation of Interest

     You will be required to recognize as ordinary  income any interest  paid or accrued on the notes,  in accordance  with your regular method of accounting for
U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

     You will generally  recognize capital gain or loss if you dispose of a note in a sale,  redemption  or  exchange  other than a  conversion  of the note into common stock.  Your gain or loss will equal the difference  between the proceeds received by you and your adjusted tax basis in the note.  The proceeds  received by you will  include  the  amount of any cash and the fair  market  value of any other property  received for the note. Your tax basis in the note will generally equal the amount you paid for the note.  The  portion  of any  proceeds  that is attributable  to accrued  interest  will not be taken into  account in computing your capital gain or loss. Instead,  that portion will be recognized as ordinary interest income to the extent that you have not previously  included the accrued interest in

                                      -49-

income.  The gain or loss recognized by you on a disposition of the note will be long-term  capital  gain or loss if you held the  note for more  than one  year.
Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent,  or 18 percent for assets  acquired  after the year 2000 and held for more than five years. The deductibility of capital losses is subject to limitation.

Conversion of the Notes

     You generally  will not recognize any income,  gain or loss on converting a note into common  stock.  If you receive cash in lieu of a  fractional  share of stock, however, you would be treated as if you received the fractional share and then had the fractional share redeemed for the cash. You would recognize gain or loss equal to the difference  between the cash received and that portion of your basis in the stock attributable to the fractional share. Your aggregate basis in the common  stock will  equal  your  adjusted  basis in the note (less the basis allocable  to the  fractional  share).  Your  holding  period for the stock will include the period during which you held the note.

Dividends on Common Stock

     If, after you convert a note into common stock,  we make a distribution  in respect of that stock, the distribution  will be treated as a dividend,  taxable to you as  ordinary  income,  to the  extent  it is paid  from  our  current  or accumulated  earnings and profits.  If the distribution  exceeds our current and accumulated  profits,  the excess will be treated first as a tax-free  return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital  gain. If you are a U.S.  corporation,  you may be able to claim a deduction equal to a portion of any dividends received.

Adjustment of Conversion Rate

     The terms of the notes  allow for  changes in the  conversion  price of the notes in  certain  circumstances.  A change  in  conversion  price  that  allows noteholders  to receive more shares of common stock on  conversion  may increase the noteholders'  proportionate interests in our earnings and profits or assets.
In that  case,  the  noteholders  would be  treated  as though  they  received a dividend in the form of our stock.  Such a constructive  stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate  noteholders for distributions of cash or property to our  shareholders.  Not all changes in  conversion  price that allow  noteholders to receive more stock on conversion,  however,  increase the noteholders'  proportionate interests in the company. For instance, a change in  conversion  price  could  simply  prevent the  dilution of the  noteholders'
interests  upon a stock split or other change in capital  structure.  Changes of this  type,  if made by a bona  fide,  reasonable  adjustment  formula,  are not treated as constructive  stock  dividends.  Conversely,  if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting  increase in the proportionate  interests of our shareholders could be treated as a taxable  stock  dividend to them.  Any taxable  constructive  stock dividends resulting from a change to, or failure to change, the conversion price would be  treated  like  dividends  paid in cash or other  property.  They would result in  ordinary  income to the  recipient,  to the extent of our  current or accumulated  earnings and profits,  with any excess treated as a tax-free return of capital up to the recipient's tax basis and then as capital gain.

Sale of Common Stock

     You will generally  recognize capital gain or loss on a sale or exchange of common stock.  Your gain or loss will equal the difference  between the proceeds received by you and your adjusted tax basis in the stock. The proceeds  received by you will  include  the  amount of any cash and the fair  market  value of any other property  received for the stock.  The gain or loss recognized by you on a sale or exchange of stock will be long-term capital gain or loss if you held the stock for more  than one year.  In the case of  individuals,  long-term  capital gains are  generally  taxed at a maximum  rate of 20 percent,  or 18 percent for assets acquired after the year 2000 and held for more than five years, while the deductibility of capital losses is subject to limitation.

                                      -50-

Special Tax Rules Applicable to Non-U.S. Holders

     The following rules apply to you if you are a Non-U.S. Holder.

Taxation of Interest

     Payments of  interest to  nonresident  persons or  entities  are  generally subject to U.S.  federal income tax at a rate of 30 percent,  collected by means of withholding by the payor.  Payments of interest on the notes to most Non-U.S.
Holders,  however, will qualify as "portfolio interest," and thus will be exempt from the  withholding  tax, if the holders certify their  nonresident  status as described below. The portfolio  interest exception will not apply to payments of interest to you if

     •    you own,  directly  or  indirectly,  10  percent  or more of the total combined voting power of all classes of our stock entitled to vote,

     •    you are a "controlled foreign corporation" that is related to us.

     In general, a foreign  corporation is a controlled  foreign  corporation if more than 50 percent of its stock is owned,  directly or  indirectly,  by one or more U.S. persons that each owns, directly or indirectly,  10 percent or more of the total combined voting power of all classes of stock entitled to vote. If you are a bank  investing in the notes as an extension of credit made  pursuant to a loan  agreement  entered into in the ordinary  course of your trade or business, please consult your own tax advisor regarding your investment in the notes.

     The  portfolio  interest  exception  and several of the  special  rules for
Non-U.S.  Holders  described  below apply only if you certify  your  nonresident status. You can meet this  certification  requirement by providing a Form W-8BEN or appropriate  substitute form to us, or our paying agent. If you hold the note through a financial  institution or other agent acting on your behalf,  you will be required to provide  appropriate  documentation to the agent. Your agent will then be  required to provide  certification  to us or our paying  agent,  either directly  or  through  other  intermediaries.  For  payments  made to a  foreign partnership, the certification requirements will generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

     You generally  will not be subject to U.S.  federal  income tax on any gain realized on the sale,  exchange,  or other  disposition  of notes.  This general rule, however, is subject to several exceptions.  For example, the gain would be subject to U.S. federal income tax if

     •    the gain is  effectively  connected  with the conduct by you of a U.S.
          trade or business,

     •    you are a former  citizen or long-term  resident of the United  States subject to special rules that apply to expatriates, or

     •    you are an  individual  present in the  United  States for 183 days or more in the year of such sale,  exchange  or  disposition  and certain other requirements are met.

Conversion of the Notes

     You generally  will not recognize any income,  gain or loss on converting a note into common stock.  Any gain recognized as a result of your receipt of cash in lieu of a fractional  share of stock would also  generally  not be subject to
U.S. federal income tax.

                                      -51-

Dividends

     Dividends paid to you on common stock received on conversion of a note will generally  be  subject  to  U.S.  withholding  tax  at a 30  percent  rate.  The withholding  tax might not apply,  however,  or might  apply at a reduced  rate, under the terms of a tax treaty  between the United  States and your  country of residence.  In order to claim the benefits of a tax treaty, you must demonstrate your  entitlement by certifying  your  nonresident  status and  eligibility  for treaty  benefits.  Some of the common  means of  meeting  this  requirement  are described  above under  "Special  Tax Rules  Applicable  to  Non-U.S.  Holders -
Taxation of Interest."

Sale of Common Stock

     You will  generally not be subject to U.S.  federal  income tax on any gain realized on the sale,  exchange,  or other  disposition  of common  stock.  This general rule,  however,  is subject to  exceptions,  some of which are described above under "Special Tax Rules Applicable to Non-U.S.  Holders - Sale,  Exchange
or Redemption of Notes."

Income or Gains Effectively Connected With a U.S. Trade or Business

     The preceding discussion of the tax consequences of the purchase, ownership or  disposition  of notes or common stock by a Non-U.S.  Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale,  exchange or other disposition of the notes or stock is  effectively  connected  with a U.S.  trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at the regular  graduated  rates.  If you are eligible for the benefits of a tax  treaty  between  the  United  States and your  country  of  residence,  any
"effectively connected" income or gain generally will be subject to U.S. federal income  tax  only  if it  is  also  attributable  to a  permanent  establishment maintained  by you  in  the  United  States.  Payments  of  dividends  that  are effectively  connected with a U.S. trade or business,  and therefore included in your gross  income,  will not be subject to the 30 percent  withholding  tax. To claim this  exemption  from  withholding,  you must certify your  qualification, which can be done by  filing a Form  W-8ECI.  If you are a foreign  corporation, your income effectively  connected with a U.S. trade or business would generally be subject to an additional "branch profits tax." The branch profits tax rate is generally 30 percent,  although an  applicable  tax treaty  might  provide for a lower rate.

United States Real Property Holding Corporation Status

     The Foreign  Investment in Real Property Tax Act ("FIRPTA") rules may apply to a sale,  exchange or other disposition of notes or common stock if we are, or were within five years before the  transaction,  a "United  States real property holding corporation"  ("USRPHC").  In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets.  We do not believe that we are a USRPHC or that we will become one in the future.  The FIRPTA rules would apply to a disposition  by you only if we otherwise  were a USRPHC and (i) in the case of common stock, you owned,  directly or indirectly,  more than 5 percent of our common stock within five years  before the  disposition  of the common stock and
(ii) in the case of the notes, you owned,  directly or indirectly,  notes which, as of any date on which such notes were acquired by you, had a fair market value greater than the fair market value on that date of 5 percent of our common stock
(or,  possibly,  of the  regularly  traded  class of stock with the lowest  fair market value). If all of these conditions were met, and the FIRPTA rules applied to the sale,  exchange,  or other  disposition  of notes or common stock by you, then any gain recognized by you would be treated as effectively connected with a
U.S. trade or business, and would thus be subject to U.S. federal income tax.

U.S. Federal Estate Tax

     The estates of nonresident  alien  individuals are subject to U.S.  federal estate tax on  property  with a U.S.  situs.  The notes  will not be U.S.  situs property  as long as interest on the notes  would have  qualified  as  portfolio interest

                                      -52-

(as described  above under "Special Tax Rules  Applicable to Non-U.S.  Holders -
Taxation of  Interest")  were it received by the  decedent at the time of death.
Because we are a U.S. corporation, our common stock will be U.S. situs property, and  therefore  will be included in the taxable  estate of a  nonresident  alien decedent.  The U.S.  federal estate tax liability of the estate of a nonresident alien  may be  affected  by a tax  treaty  between  the  United  States  and the decedent's country of residence.

Backup Withholding and Information Reporting

     The Internal  Revenue Code and the Treasury  regulations  require those who make  specified  payments to report the payments to the IRS. Among the specified payments  are  interest,  dividends,  and  proceeds  paid by  brokers  to  their customers.  The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced  by "backup  withholding"  rules.  These rules  require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime,  fails to provide a correct taxpayer  identification number to the payor or if the IRS or a broker informs the payor that  withholding is required.  The information  reporting and backup  withholding  rules do not apply to  payments  to  corporations,  whether domestic or foreign.

     If you are an individual U.S. holder of notes or common stock,  payments of interest or dividends to you will generally be subject to information reporting, and will be subject to backup  withholding  unless you provide us with a correct taxpayer  identification number and neither the IRS nor a broker informs us that withholding is required.

     The  information  reporting  and backup  withholding  rules do not apply to payments  that are subject to the 30 percent  withholding  tax on  dividends  or interest paid to  nonresidents,  or to payments that are exempt from that tax by application  of a tax  treaty  or  special  exception.  Therefore,  payments  of dividends on common stock,  or interest on notes,  will generally not be subject to information  reporting or backup withholding.  To avoid backup withholding on dividends,  you will have to certify your nonresident status. Some of the common means of doing so are  described  under  "Special  Rules  Applicable to Non-U.S.
Holders-Taxation of Interest."

     If you are a U.S.  Holder  payments  made to you by a broker upon a sale of notes or common stock will  generally be subject to  information  reporting  and possible backup withholding.  If you are a Non-U.S.  Holder payments made to you by a  broker  upon a sale of notes  or  common  stock  will  not be  subject  to information  reporting or backup withholding as long as you certify your foreign status.

     Any amounts  withheld  from a payment to a holder of notes or common  stock under the backup  withholding  rules can be credited  against  any U.S.  federal income tax liability of the holder.

     The preceding  discussion of certain U.S. federal income tax considerations is for general  information only. It is not tax advice.  You should consult your own tax advisor regarding the particular U.S. federal, state, local, and foreign tax  consequences of purchasing,  holding,  and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

                                      -53-

                                  LEGAL MATTERS

     The  validity of the notes and the shares of common  stock  offered  hereby have been passed upon for us by Robinson  Silverman Pearce Aronsohn & Berman
LLP, New York, New York.

                                     EXPERTS

     The  consolidated   financial   statements  of  Barnes  &  Noble,  Inc.
incorporated  by reference in this  prospectus have been audited by BDO Seidman,
LLP, independent certified public accountants, to the extent and for all periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance  upon such report  given upon the  authority  of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual,  quarterly and special reports,  proxy statements and other information  with the SEC under the  Exchange  Act. The Exchange Act file number for our SEC  filings is 1-12302.  You may read and copy any  document we file at the following SEC public reference rooms:

     Judiciary Plaza         500 West Madison Street     7 World Trade Center
  450 Fifth Street, N.W.            14th Floor                Suite 1300
        Rm. 1024             Chicago, Illinois 60661   New York, New York 10048
  Washington, D.C. 20549

     You may obtain information on the operation of the public reference room in
Washington,  D.C.  by calling  the SEC at  1-800-SEC-0330.  We file  information electronically  with the SEC.  Our SEC  filings  are  available  from the  SEC's
Internet  site  at   http://www.sec.gov,   which  contains  reports,  proxy  and
information  statements  and  other  information  regarding  issuers  that  file electronically.  You may also inspect our SEC reports and other  information  at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     We can disclose  important  information  to you by  referring  you to those documents that we have  previously  filed with the SEC or documents that we will file with the SEC in the future.  The  information  incorporated by reference is considered to be part of this  prospectus,  and information in documents that we file later with the SEC will automatically  update and supersede  information in this  prospectus.  We incorporate  by reference the documents  listed below into this  prospectus,  and any future filings made by us with the SEC under Sections
13(a),  13(c),  14 or 15(d) of the Securities  Exchange Act of 1934, as amended.
The documents we incorporate by reference are:

     1.   Our annual  report on Form 10-K for the fiscal year ended  February 3,
          2001;

     2.   Our definitive  proxy  materials on Schedule 14A as filed with the SEC on May 4, 2001;

     3.   Our  quarterly  report on Form 10-Q for the fiscal  quarter ended
          May 5, 2001; and

     4.   Our  current  report on Form 8-K that we filed with the SEC on
          March 22, 2001.

     You may  request  a copy of  these  filings,  at no  cost,  by  writing  or telephoning us at the following address and number:  Barnes &  Noble,  Inc.,
122 Fifth Avenue,  New York, New York 10001;  telephone  number (212)  633-3300,
Attention: Investor Relations.

     We furnish  our  stockholders  with annual  reports  that  contain  audited financial statements.

                                      -54-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table itemizes the expenses incurred by us in connection with the resale of the Notes and common stock being registered. All the amounts shown are estimates except the Securities and Exchange  Commission (the  "Commission")
registration fee.

                    Item                                                Amount
                    ----                                                ------

Registration Fee - Securities and Exchange Commission.....            $   75,000

Legal Fees and Expenses...................................            $   30,000

Trustee Fees and Expenses.................................            $   10,000

Transfer Agent Fees and Expenses..........................            $   30,000

Printing Fees and Expenses................................            $   15,000

Accounting Fees and Expenses..............................            $   10,000

       TOTAL..............................................            $  170,000

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware  General  Corporation  Law and Article X of our
by-laws  provide for the  indemnification  of our  directors  and  officers in a variety of  circumstances,  which may include  liabilities  under the Securities
Act.

     Article X of our by-laws  generally  requires us to indemnify our directors and officers against all liabilities  (including judgments,  settlements,  fines
and  penalties)  and  reasonable   expenses  incurred  in  connection  with  the
investigation,  defense,  settlement  or appeal of any type of  action,  whether instituted by a third party or a stockholder  (either  directly or derivatively)
and including  specifically,  but without limitation,  actions brought under the
Securities Act and/or the Exchange Act.

     In addition,  our  Certificate  of  Incorporation,  as amended,  contains a provision  which  eliminates the personal  liability of a director to us and our stockholders  for  certain  breaches of his or her  fiduciary  duty of care as a director.  This  provision  does not,  however,  eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to us or our  stockholders,  (ii) for acts or omissions  not in good faith or which involve  intentional  misconduct or a knowing  violation of law, (iii) under the
Delaware  statutory  provision  making  directors  personally  liable,  under  a negligence  standard,  for unlawful  dividends or unlawful stock  repurchases or redemptions,  or (iv) for any  transaction  from which the  director  derived an improper personal benefit.  This provision offers persons who serve on our Board of  Directors  protection  against  awards of monetary  damages  resulting  from breaches of their duty of care (except as indicated  above),  including  grossly negligent  business decisions made in connection with takeover  proposals.  As a result of this  provision,  our  ability or the ability of our  stockholders  to successfully  prosecute an action against a director for a breach of his duty of care has been limited.  However,  the provision does not affect the availability of  equitable  remedies  such  as an  injunction  or  rescission  based  upon  a director's  breach of his duty of care.  The  Commission  has taken the position that the  provision  will have no effect on  claims  arising  under the  federal securities laws.

                                      -55-

Item 16. Exhibits

     (a)  Exhibits:

     4.1  Indenture,  dated as of March 14, 2001,  between  Barnes &  Noble,
          Inc. and United States Trust Company of New York, as trustee.*

     5.1  Opinion of Robinson  Silverman Pearce Aronsohn &  Berman LLP as to
          legality of securities being registered.**

     10.1 Registration  Rights  Agreement,  dated as of March 8,  2001,  between
          Barnes &  Noble,  Inc. and Credit Suisse First Boston  Corporation
          and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

     12.1 Computation  of Earnings to Fixed  Charges  Ratio.**

     23.1 Consent  of  Robinson  Silverman  Pearce  Aronsohn  &  Berman  LLP
          (included as part of Exhibit 5.1).**

     23.2 Consent of BDO Seidman LLP, independent auditors.**

     24.1 Power of attorney (included on signature page).**

     25.1 Form T-1 Statement of Eligibility  of Trustee for Indenture  under the
          Trust Indenture Act of 1939.**

     ___________________

     *    Filed  previously  on Form 8-K filed by Barnes  &  Noble,  Inc. on
          March 22, 2001.

     **   Filed previously on Form S-3 filed by Barnes & Noble, Inc. on June
          4, 2001.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file,  during any period in which  offers or sales are being made, a post-effective amendment to this registration statement:

     (a)  To  include  any  prospectus  required  by  Section  10(a)(3)  of  the
Securities Act;

     (b) To  reflect in the  prospectus  any facts or events  arising  after the effective date of the registration  statement (or the most recent post-effective amendment  thereof)  which,  individually  or  in  the  aggregate,  represent  a fundamental change in the information set forth in the registration statement;

     (c) To  include  any  material  information  with  respect  to the  plan of distribution  not  previously  disclosed  in the  registration  statement or any material change to such information in the registration statement.

     Notwithstanding  the  foregoing,  any  increase  or  decrease  in volume of securities  offered (if the total dollar value of  securities  offered would not exceed that which was  registered) and any deviation from the low or high end of the estimated  maximum offering range may be reflected in the form of prospectus filed with the  Commission  pursuant  to Rule 424(b) if, in the  aggregate,  the changes in volume and price  represent  no more than a 20 percent  change in the maximum  aggregate  offering price set forth in the "Calculation of Registration
Fee" table in the effective registration statement.

     provided,  however,  that paragraphs  (1)(a) and (1)(b) do not apply if the registration  statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic  reports filed with or furnished to the  Commission  by the  Registrant pursuant

                                      -56-

to  Section 13 or  Section  15(d) of the  Securities  Exchange  Act of 1934,  as
amended  (the  "Exchange  Act"),  that  are  incorporated  by  reference  in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities  offered therein,  and the offering of such securities  at that time shall be deemed to be the  initial  bona fide  offering thereof.

     (3) To remove from registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That,  for purposes of determining  any liability  under the Securities
Act, each filing of the Registrant's  annual report pursuant to Section 13(a) or
Section  15(d) of the Exchange  Act (and,  where  applicable,  each filing of an employee  benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is  incorporated by reference in the  registration  statement shall be deemed to be a new  registration  statement  relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus,  to each person to whom the prospectus is sent or given,  the latest annual report to security  holders that is incorporated by
reference  in  the  prospectus  and  furnished   pursuant  to  and  meeting  the
requirements  of Rule 14a-3 or Rule 14c-3 under the  Exchange  Act;  and,  where interim  financial  information  required  to  be  presented  by  Article  3  of
Regulation S-X are not set forth in the prospectus,  to deliver,  or cause to be delivered  to each person to whom the  prospectus  is sent or given,  the latest
quarterly  report  that  is  specifically   incorporated  by  reference  in  the
prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may  be  permitted  to  directors,  officers,  and  controlling  persons  of the
Registrant pursuant to the foregoing  provisions,  or otherwise,  the Registrant has been advised that in the opinion of the Commission such  indemnification  is against  public  policy as expressed in the  Securities  Act and is,  therefore, unenforceable.  In the  event  that a claim  for  indemnification  against  such liabilities  (other than the payment by the  Registrant of expenses  incurred or paid by a  director,  officer or  controlling  person of the  Registrant  in the successful  defense of any  action,  suit or  proceeding)  is  asserted  by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as  expressed  in the  Securities  Act and will be  governed by the final adjudication of such issue.

                                      -57-

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the  registration  statement  to be  signed on its  behalf  by the  undersigned, thereunto  duly  authorized in the City of New York,  State of New York, on July
17, 2001.

                                    BARNES & NOBLE, INC.

                                    By: /s/Maureen E. O'Connell
                                       ------------------------
                                       Maureen E. O'Connell
                                       Chief Financial Officer
                                       (Principal Financial Officer)

     Pursuant to the  requirements  of the  Securities  Act of 1933, as amended, this  registration  statement  has been signed by the  following  persons in the capacities and on the dates indicated.

     Name                           Title                              Date

        *                    Chairman of the Board,
-------------------------    Chief Executive Officer               July 17, 2001
Leonard Riggio               (Principal Executive Officer)

        *                    Vice Chairman of the Board            July 17, 2001
-------------------------
Stephen Riggio

 /s/ Maureen E. O'Connell    Chief Financial Officer               July 17, 2001
-------------------------
Maureen E. O'Connell         (Principal Financial Officer)

        *                    Vice President and Chief Financial    July 17, 2001
-------------------------
Michael G. Archbold          Officer of Barnes & Noble Booksellers
                             (Chief Accounting Officer)

        *                    Director                              July 17, 2001
-------------------------
Matthew A. Berdon

        *                    Director                              July 17, 2001
-------------------------
William Dillard II

        *                    Director                              July 17, 2001
-------------------------
Michael J. Del Giudice

        *                    Director                              July 17, 2001
-------------------------
Irene R. Miller

        *                    Director                              July 17, 2001
-------------------------
Margaret T. Monaco

        *                    Secretary and Director                July 17, 2001
-------------------------
Michael N. Rosen

                                      -58-

         *                   Director                              July 17, 2001
-------------------------
William Sheluck, Jr.

/s/ Maureen E. O'Connell
-------------------------
Maureen E. O'Connell                                               July 17, 2001
Attorney-in-fact

                                      -59-

                                  EXHIBIT INDEX

     Exhibit No.                Description
     -----------                -----------

     4.1  Indenture,  dated as of March 14, 2001,  between  Barnes &  Noble,
          Inc. and United States Trust Company of New York, as trustee.*

     5.1  Opinion of Robinson  Silverman Pearce Aronsohn &  Berman LLP as to
          legality of securities being registered.**

     10.1 Registration  Rights  Agreement,  dated as of March 8,  2001,  between
          Barnes &  Noble,  Inc. and Credit Suisse First Boston  Corporation
          and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

     12.1 Computation of Earnings to Fixed Charges Ratio.**

     23.1 Consent  of  Robinson  Silverman  Pearce  Aronsohn  &  Berman  LLP
          (included as part of Exhibit 5.1).**

     23.2 Consent of BDO Seidman LLP, independent auditors.**

     24.1 Power of attorney (included on signature page).**

     25.1 Form T-1 Statement of Eligibility  of Trustee for Indenture  under the
          Trust Indenture Act of 1939.**

________________________

*    Filed previously on Form 8-K filed by Barnes & Noble, Inc. on March 22,
     2001.

**   Filed previously on Form S-3 filed by Barnes &  Noble,  Inc. on June 4,
     2001.